SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[   ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 14a-12

                              PowerCerv Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]    No fee required.

[X] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction: $590,000


     (5)  Total fee paid: $118

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              POWERCERV CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
             TO BE HELD ON _______, ________ __, 2002, AT 11:00 A.M.


         To the Shareholders of PowerCerv Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of PowerCerv Corporation ("PowerCerv") will be held on _______, ________ __, 2002 at 11:00 a.m., at its executive offices, 400 North
Ashley Drive, Suite 2675, Tampa, Florida 33602, for the following purposes, all of which are described more completely in the accompanying proxy statement:

     1. To consider and vote upon an asset purchase agreement, pursuant to which a subsidiary of ASA International, Ltd. will purchase substantially all of the assets used by PowerCerv in the conduct of its business;

     2. To elect four directors of PowerCerv for the ensuing year, three of whom shall be elected by the holders of PowerCerv common stock and one of whom shall be elected by the holders of PowerCerv preferred stock;

     3. To ratify the appointment of Grant Thornton LLP as PowerCerv's independent public accountants for 2002; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.


         The Board of Directors has fixed the close of business on September 27, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. Your vote is very important. A proxy card and copies of PowerCerv's Annual Report on Form 10-KSB for the year end of December 31, 2001, as amended and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 are attached respectively as Appendix A and Appendix B of the accompanying proxy statement.


                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Aria Siplin, Secretary


Tampa, Florida
October __, 2002

         It is important that proxies be returned as promptly as possible. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, which does not require postage if mailed in the United States.

                                Table of Contents

                                                                        Page

PROXY STATEMENT..........................................................1

SUMMARY TERM SHEET FOR PROPOSED TRANSACTION..............................1

THE ANNUAL MEETING.......................................................2

  Time, Date and Place of Annual Meeting.................................2

  What Will Be Voted Upon................................................2

  Information About the Enclosed Proxy...................................2

  Cost of Solicitation...................................................2

  Outstanding Voting Securities and Voting Rights........................2

  Vote Required for Approval and Voting Procedures.......................2

BENEFICIAL SECURITY OWNERSHIP............................................3

  Section 16(a) Beneficial Ownership Reporting Compliance................3

MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDERS' MATTERS........................................4

  Market Information.....................................................4

  Holders................................................................4

  Dividend Policy........................................................4

PROPOSAL ONE - APPROVAL OF ASSET PURCHASE AGREEMENT......................5

  About PowerCerv........................................................5

  About ASA International ...............................................8

  Background of Transaction..............................................8

  PowerCerv's Business Following the Transaction.........................9

  Material Terms of the Transaction.....................................10

  Factors Considered by the Board.......................................11

  Risks of the Proposed Transaction.....................................11

  Required Approvals....................................................11

  Opinion of Financial Advisor..........................................12

  Pro Forma Financial Information.......................................16

  Description of Other Material Terms of the Purchase Agreement.........18

  Interim Financing.....................................................21

  Federal Income Tax Considerations.....................................21

  Accounting Treatment..................................................21

  Benefits to Certain Insiders..........................................21

  Dissenter's Rights....................................................22

  Board Recommendation..................................................22

Management's Discussion and Analysis of
Financial Condition and Plan of Operation...............................22

PROPOSAL TW0 - ELECTION OF DIRECTORS....................................23

certain transactions....................................................27

PROPOSAL THREE - RATIFICATION OF AUDITORS...............................28

other matters...........................................................29

Appendix A - Forms 10-KSB and 10-KSB/A.................................A-1

Appendix B - Form 10-QSB...............................................B-1

Appendix C - Asset Purchase Agreement..................................C-1

Appendix D - Fairness Opinion..........................................D-1

Appendix E - Dissenters' Rights........................................E-1

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                            ________ __, 2002 AT 11:00 A.M.

                   SUMMARY TERM SHEET FOR PROPOSED TRANSACTION

         This summary contains selected information from this proxy statement and may not contain all of the information that is important to you regarding the proposed transaction that is described under Proposal One - Approval of Asset Purchase Agreement. To understand the proposed transaction fully, we strongly encourage you to read this proxy statement completely, as well as the appendices to this proxy statement, one of which is the Asset Purchase Agreement
- Appendix C. The Asset Purchase Agreement constitutes the legal document that governs this transaction.

     -........You are being asked to approve an Asset Purchase  Agreement  dated as of October 1, 2002, pursuant to which PowerCerv and its subsidiary, PowerCerv Technoligies, Inc. will sell to PCV Acquisition, Inc., a subsidiary of ASA International, Ltd. substantially all of the assets used by PowerCerv in its business, and ASA International will also assume substantially all of PowerCerv's liabilities, except for liabilities that have been specifically excluded. ASA International has the right, but not the obligation to hire substantially all of PowerCerv's employees including Marc Fratello, CEO of PowerCerv. ASA International will pay PowerCerv $590,000 for the acquired assets in the form of $500,000 cash and a $90,000 promissory note, bearing interest at 2.03% and due six months from the closing. The purchase price will be subject to adjustment after the closing to the extent PowerCerv's net tangible asset value on the closing date, after giving effect to ASA International's right to reject the purchase of certain PowerCerv assets and assume certain liabilities, is less than or greater than zero. ASA International also has a right to indemnification for any breaches of PowerCerv's representations and warranties. Therefore, there are significant risks to the transaction, including the risk that PowerCerv may not be able to satisfy its remaining liabilities. (See page 11).

     - PowerCerv's Board of Directors has unanimously determined that the proposed transaction is advisable, fair to, and in the best interests of PowerCerv and its shareholders and unanimously recommends that you approve the asset purchase agreement. (See pages 11 and 22).

     - The asset purchase agreement must be approved by the affirmative vote of a majority of PowerCerv's outstanding shares of capital stock. Holders of 54% of PowerCerv's outstanding shares of capital stock have already agreed to vote in favor of approval of the asset purchase agreement. (See page 11).

     - Shareholders have the right, under Florida law, to dissent from the proposed transaction if they follow carefully the procedures set forth in the Florida statutes. (See page 22).

     - PowerCerv has obtained from Capitalink, L.C. an opinion as to the fairness to PowerCerv's holders of common stock, from a financial point of view, of the consideration to be received by PowerCerv, a copy of which is attached to this proxy statement as Appendix D. (See pages 12 - 16).

     - Completion of this transaction will not affect the shares of PowerCerv's capital stock. Shareholders are not being asked to exchange their PowerCerv shares for any other shares or for cash or other property. (See pages 9 - 10).

     - Following the sale of assets to ASA International, PowerCerv will pay transaction expenses, seek to settle and satisfy its remaining liabilities and establish appropriate reserves. In the event PowerCerv has any remaining cash, PowerCerv plans to distribute a portion of such cash to holders of its preferred stock and common stock. The holders of PowerCerv's preferred stock will receive 90% of any such distribution and the holders of common stock will receive 10% of any such distribution. However, there can be no assurance that there will be any cash available for distribution. Following the transaction, PowerCerv will maintain its corporate structure and will utilize its best efforts to acquire an operating company that may benefit from the existing corporate structure of PowerCerv. (See pages 9 - 10).

     - PowerCerv therefore intends to use its best efforts to maintain its status as a reporting company under the Securities Exchange Act of 1934 and to maintain the listing of its common stock on the OTC Bulletin Board. (See pages 9 - 10).

Completion of this transaction will not affect your PowerCerv common or preferred stock. You are not being asked to exchange your PowerCerv common stock for any other shares or for cash or other property. PowerCerv Corporation intends to use its best efforts to maintain the listing of its common stock on the OTC Bulletin Board under its current trading symbol, PCRV.

Parties to the Transaction

The parties' contact information is as follows:
                              PowerCerv Corporation
                             400 North Ashley Drive
                                   Suite 2675
                                 Tampa, FL 33602
                          Attention: Marc Fratello, CEO
                      Phone Number: 813-226-2600 ext. 1002

                             ASA International, Ltd.
                                 10 Speen Street
                              Framingham, MA 01701
                          Attention: Alfred C. Angelone
                      Phone Number: (508) 626-2727 ext. 100

                               THE ANNUAL MEETING

Time, Date and Place of Annual Meeting


         We are furnishing this proxy statement to the holders of PowerCerv common stock in connection with the solicitation of proxies by PowerCerv's Board of Directors for use at the Annual Meeting of shareholders to be held on _______, ________ __, 2002, beginning at 11:00 a.m., at the PowerCerv offices, 400 North Ashley Drive, Suite 2675, Tampa, FL 33602, and at any adjournments or postponements of the Annual Meeting.

         This proxy statement is dated _______ __, 2002. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the shareholders is _______ __, 2002.


What Will Be Voted Upon


         At PowerCerv's Annual Meeting, you will consider and vote upon:

     -    The transaction between PowerCerv and ASA International.

     -    The election of PowerCerv's directors.

     - The ratification of PowerCerv's independent public accountants for 2002.


Information About the Enclosed Proxy


         The form of proxy enclosed provides a space for you to withhold your vote for any proposal. You are urged to indicate your vote in the space provided. Proxies will be voted as marked. If no space is marked, proxies will be voted by the person named in the forms of proxy at the meeting: (i) for the approval of the proposed transaction between PowerCerv and ASA International;
(ii) for the election of the directors recommended by PowerCerv; (iii) for the ratification of the appointment of Grant Thornton LLP as PowerCerv's independent public accountants for 2002; and (iv) in their discretion, upon such other business as may properly come before the Annual Meeting. Whether or not you plan to attend the meeting, please fill in, sign and return your proxy card in the enclosed envelope.


Cost of Solicitation


         The cost of the proxy solicitation will be borne by PowerCerv. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, all without extra compensation.


Outstanding Voting Securities and Voting Rights


         At the close of business on September 27, 2002, which has been designated as the record date for the Annual Meeting, we had 1,312,316 outstanding shares of common stock and 1,022,222 shares of preferred stock. Each share of common stock and preferred stock entitles the holder to one vote. The common stock and preferred stock vote, together as a single class, except with respect to the election of directors, where the common stock will elect three directors voting as a class and the preferred stock will elect one director voting as a class. Only record holders of common stock and preferred stock on the record date are entitled to notice of, and to vote at, the Annual Meeting. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if the new date, time or place is announced at the annual Meeting before any adjournment is taken.


Vote Required for Approval and Voting Procedures


         The approval of the proposed transaction between PowerCerv and ASA International will require the affirmative vote of a majority of all PowerCerv outstanding shares entitled to vote at the Annual Meeting. Holders of 1,251,909 shares or 54% of PowerCerv's outstanding shares of capital stock have agreed to vote in favor of approval of the asset purchase agreement. Directors will be elected by a plurality of the votes cast by the appropriate class, either in person or by proxy, at the Annual Meeting. The approval of all other proposals covered by this proxy statement will require an affirmative vote of a majority of all PowerCerv shares voting in person or by proxy at the Annual Meeting.

         Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. The inspectors will determine the number of shares of common stock and preferred stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and will receive, count and tabulate ballots and votes. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

         A broker or nominee holding shares of common stock registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares of common stock with respect to the election of directors and other matters addressed at the Annual Meeting. That broker or nominee will not be able to vote any of those shares for or against the proposed transaction between PowerCerv and ASA International without precise instructions from the beneficial owner. Any shares of common stock or preferred stock that are not represented at the Annual Meeting either in person or proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.


         A shareholder who submits a proxy on the accompanying form has the power to revoke it any time prior to its use by delivering a written notice to the secretary of PowerCerv, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Unless authority is withheld, proxies that are properly executed will be voted for the purposes set forth on the proxy.

                          BENEFICIAL SECURITY OWNERSHIP


         The following table sets forth certain information regarding the beneficial ownership of PowerCerv's capital stock as of the record date by each person known by PowerCerv who beneficially owns more than 5% of the outstanding shares of common stock, each director and executive officer of PowerCerv, and all directors and executive officers of PowerCerv as a group.



Total Voting                                                 Amount and Nature of                    Percent of
Name and Address (1)                                         Beneficial Ownership                Total Voting Power
---------------------------------------------------- -- ------------------------------- --- ----------------------------- --

Directors and Executive Officers:

Marc Fratello (2).................................        448,456                                     18.80%

Scott Galloway (3)................................        28,159                                       1.19%

Richard Poggi (4).................................        18,249                                         *

Roy Crippen III (5)...............................        195,972                                      8.32%

John S. McMullen (6)..............................        556,092                                     23.82%

O. G. Greene (7)..................................        6,334                                          *

Aria Siplin (8)...................................        6,666                                          *

Steven Nichols (9)................................        12,083                                         *

All directors and executive officers as a group           1,272,011                                   51.30%
(10)..............................................

----------------------
* Less than 1%

(1) The business address for Messrs. Fratello, Galloway, Poggi, Crippen, McMullen, Greene, Nichols and Ms. Siplin is c/o PowerCerv, 400 North Ashley Drive, Suite 2675, Tampa, Florida 33602.

(2) Includes 297,067 shares held by M.J.F. Limited Partnership, a Nevada limited partnership in which Mr. Fratello is the limited partner and a Nevada corporation, of which he is the sole shareholder and director, is the general partner, 51,389 shares of PowerCerv common stock issuable upon the exercise of stock options, and 100,000 shares of PowerCerv common stock issuable upon the conversion of preferred stock.

(3) Includes 28,159 shares of PowerCerv common stock issuable upon the exercise of stock options.

(4) Includes 18,249 shares of PowerCerv common stock issuable upon the exercise of stock options.

(5) Includes 148,750 shares held by R.C.F. Company Limited Partnership, a Nevada limited partnership in which Mr. Crippen is the limited partner and a Nevada corporation, of which he is the sole shareholder and director, is the general partner, and 22,222 of PowerCerv common stock issuable upon the exercise of stock options, and 25,000 shares of PowerCerv common stock issuable upon the conversion of preferred stock.

(6) Includes 522,222 shares of PowerCerv common stock issuable upon the conversion of preferred stock.

(7) Includes 6,334 shares of PowerCerv common stock issuable upon the exercise of stock options.

(8) Includes 6,666 shares of PowerCerv common stock issuable upon the exercise of stock options.

(9) Includes 12,083 shares of PowerCerv common stock issuable upon the exercise of stock options.

(10) Includes 145,102 shares of PowerCerv common stock issuable upon the exercise of stock options, and 647,222 shares of PowerCerv common stock issuable upon the conversion of preferred stock held by the named executive officers and directors.

         The common stock votes together with the preferred stock as a single class on all matters, and as required by law and with respect to the election of directors, where holders of preferred stock are entitled to elect one director voting as a class and the holders of common stock are entitled to elect the remaining directors voting as a class. The common stock and preferred stock both entitle the holder to one vote per share.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires PowerCerv's directors, executive officers and holders of more than 10% of PowerCerv's common stock to file reports of beneficial ownership and changes in ownership of PowerCerv's common stock with the SEC. These persons are required to furnish PowerCerv with copies of all Section 16(a) forms they file.


         Based solely on its review of the copies of such forms, PowerCerv believes that, with respect to fiscal 2001, all filing requirements applicable to its directors, executive officers and greater than 10% of beneficial owners were complied with.

                            MARKET FOR COMMON EQUITY
                        AND RELATED SHAREHOLDERS' MATTERS

Market Information

         PowerCerv's common stock has been listed on the Nasdaq Small Cap market until August 2001, when it was deleted for failure to meet continued listing requirements. Since that time, the common stock has been listed on the OTC Bulletin Board operated by the Nasdaq Stock Market, Inc. The quotations listed below, for the calendar quarters indicated, reflect inter-dealer prices, without retail mark-up, mark-down or commission, may not represent actual transactions, and are adjusted for a one for nine reverse stock split implemented in June 2001.


Period Ending                                                                  High                     Low

March 31, 2000                                                                 77.62                   31.50
June 30, 2000                                                                  36.00                   10.12
September 30, 2000                                                             13.50                    5.62
December 31, 2000                                                              11.25                    1.69

March 31, 2001                                                                 9.00                     1.69
June 30, 2001                                                                  4.50                     1.00
September 30, 2001                                                             3.45                     0.60
December 31, 2001                                                              1.28                     0.60

March 31, 2002                                                                 1.01                     0.56
June 30, 2002                                                                  1.05                     0.15
September 30, 2002                                                             0.51                     0.01


On October 7, 2002, the last sale price of the common stock as reported by the OTC Bulletin Board was $.03 per share.

Holders

         As of the record date, there were approximately 2,700 holders of record of PowerCerv common stock and 9 holders of record of PowerCerv preferred stock.


Dividend Policy

         To date, no dividends have been paid on common stock or preferred stock. If the Board of Directors declares a cash dividend on the common stock, it is required to pay the same dividend per share of preferred stock on an as converted basis. PowerCerv's Board of Directors does not currently expect to pay cash dividends on its capital stock in the future. Any decisions as to the payment of cash dividends on the capital stock will depend on PowerCerv's ability to generate earnings, its need for capital, its overall financial condition and such other factors as PowerCerv's Board of Directors deem relevant. See "PowerCerv's Business Following the Transaction" with respect to a possible dividend to PowerCerv shareholders in the event there are any net proceeds from the sale of assets remaining after the payment of transaction expenses, the settlement and satisfaction of remaining liabilities, and the establishment of appropriate reserves.

               PROPOSAL ONE - APPROVAL OF ASSET PURCHASE AGREEMENT

About PowerCerv

         General

         PowerCerv is focused on delivering enterprise commerce management solutions to small and medium size discrete manufacturing companies with annual revenues between $5 million and $250 million. PowerCerv primarily utilizes its own direct sales and professional service organization to serve customers in North America, while using distributors and channel partners to sell and support its products internationally.


         Management believes that PowerCerv is one of the first enterprise application vendors to develop, promote and license an integrated enterprise application software solution featuring integrated e-business, Customer Relationship Management (CRM) and Enterprise Resource Planning (ERP) applications. PowerCerv refers to its full suite of integrated CRM and ERP enterprise application software products as ERP Plus(TM), and it consists of front-office CRM software (SFA Plus(TM) and Support Plus(TM)) and back-office ERP solutions (Financials Plus(TM), Distribution Plus(TM) and Manufacturing Plus(TM)) that are integrated with PowerCerv's e-business applications (eSeries). The most recent addition to PowerCerv's line of enterprise application software solutions, eSeries consists of five Web-based software modules: eView, eOrder, eCRM, eDashboard and eConfigure.


         PowerCerv's research and development efforts are directed primarily toward new features in its application products. PowerCerv has additional applications and tools that it sells to expand the transaction intensive solutions mentioned above. These additional applications and tools include PowerCerv Vision(TM) (business process mapping software), PowerCerv Intelligence(TM) (business intelligence/on-line analytical processing ("OLAP") reporting software), remote synchronization software for SFA Plus and the PowerCerv Software Development Kit (SDK).


         PowerCerv also provides a wide range of professional technical and business consulting services, including application analysis, design, development, modification, integration programming, training and deployment for its application products.


         Since 2000, PowerCerv has implemented a number of work force reductions and other restructuring actions with a view to reducing losses and improving cash flow. However, such actions have also adversely impacted the long-term viability of PowerCerv, including its ability to secure new clients and generate revenues.


         PowerCerv was incorporated in Florida in January 1995 as a holding company for its operating subsidiary, which was incorporated in Florida in April 1992.


         PowerCerv's principal offices are located at 400 North Ashley Drive, Suite 2675, Tampa, Florida 33602, and its telephone number is (813) 226-2600. PowerCerv's Website is located at http://www.powercerv.com. Information on the website shall not be deemed to be part of this proxy statement.


         Products

         PowerCerv's application products and services are designed to enable its customers to design, deploy and maintain enterprise application systems.

         The following table summarizes certain information about PowerCerv's products:

PRODUCT                                 PRODUCT DESCRIPTION

PowerCerv Enterprise
Application Products

ERP Plus                                A comprehensive suite of CRM and
                                        ERP applications. ERP Plus consists of
                                        SFA Plus, Support Plus, Manufacturing
                                        Plus, Distribution Plus and Financials
                                        Plus - all developed by PowerCerv for a
                                        consistent look-and-feel and enhanced
                                        implementation and maintenance.

Manufacturing Plus                      Multiple modules that address
                                        manufacturing resource planning,
                                        production scheduling, purchasing, shop
                                        floor control, and cost management.

Distribution Plus                       Multiple modules that address order
                                        processing, returned goods processing,
                                        quotation processing, customer
                                        profiling, marketing and sales, pricing, shipping, freight, invoicing and inventory/warehouse management.

Financials Plus                         Multiple modules that address
                                        accounting, financial and business
                                        management needs including general
                                        ledger, accounts payable, accounts
                                        receivable, project accounting, and
                                        financial reporting.

SFA Plus                                SFA Plus provides marketing
                                        campaign management, sales activity
                                        planning and management, quoting and
                                        pipeline management as well as
                                        comprehensive contact management.

Support Plus                            Support Plus provides case
                                        management, item registration,
                                        serial/lot tracking of registered
                                        products, repair information, warranty
                                        tracking, diagnostic tracking, problem
                                        management, case logs, case history,
                                        repair history, returned material
                                        authorization processing and tracking,
                                        and depot repair.

PowerCerv eSeries                       eSeries consists of eView,
                                        eOrder, eCRM, eDashboard and eConfigure, which are self-service Web-based applications that help companies touch their virtual supply chains in a variety of methods. These new modules deliver benefits to online customers by increasing the number of touch-points and adding value via the Web.

eView eView is designed to allow users to remotely view the status of an item in the value chain, anytime from remote computers.

eOrder eOrder is designed to deliver online business-to-business (B2B) order taking and processing capabilities.

eCRM eCRM is designed to allow companies to initiate B2B CRM activities such as lead capture, campaign management, case entry, case diagnostics and case tracking via the Web.

eDashboard                              eDashboard is designed to deliver
                                        critical business performance and status information to executive-level personnel via the Web.

eConfigure                              eConfigure, which was released in 2001,
                                        extends PowerCerv's existing e-business
                                        offerings to include integrated
                                        Web-based product configuration. It is
                                        designed to enable users to configure
                                        items over the Web or from within the
                                        ERP Plus Distribution Order Entry and
                                        Quote processes.

PowerCerv                               PowerCerv  Intelligence  provides the
Intelligence                            tools necessary to turn all the data in
                                        your enterprise application into useful business information. Comprehensive report writing as well as on line analytical processing (OLAP) reporting and integrated internet reporting and distribution utilizing both push and pull technology.

PowerCerv Vision                        Comprised of four distinct
                                        components - Business Processes,
                                        Implementation Methodology, Total
                                        Enterprise Training and Data Migration -
                                        PowerCerv Vision helps companies
                                        document their internal processes,
                                        facilitates faster system installations
                                        and teaches users how to maximize the
                                        potential of their PowerCerv enterprise
                                        application solutions.


         Services

         PowerCerv provides the following services:

         Consulting Services. PowerCerv provides a range of professional technical and business consulting services for PowerCerv's ERP Plus and web enabled application products. These services include application analysis, detailed pre-implementation consulting, project management, application customization and modification, integration programming, system implementation and deployment, and application education and training services. PowerCerv consulting services are not included in the price of its software licensing fees.

         PowerCerv's services are provided to customers pursuant to written service agreements and "statements of work." These agreements detail the scope of the consulting services to be provided and the applicable hourly billing rates, indicate payment and warranty terms, require separately executed change orders for any statement of work modifications, identify project management personnel responsible, and require weekly and/or monthly status meetings between PowerCerv and its customers. PowerCerv consulting services are generally billed on a time and materials basis. Additionally, travel and living expenses incurred as a result of the consulting are billed separately.

         Education Services. Education services consist of end-user education on the PowerCerv enterprise application software products. End-user education involves providing comprehensive education and training classes on the use of the PowerCerv application products in an efficient and cost-effective manner. Customized education and training programs are also available to meet the end-user customers' specific requirements. PowerCerv provides its customers classroom training in its corporate office. In addition, training courses are frequently provided at customer sites, using customer facilities and equipment, with PowerCerv providing the instructor, class materials and in some cases, equipment. Some classes are offered on a per-student basis and other classes are offered on a negotiated fixed-fee basis.

         Maintenance Services. Maintenance services are generally provided pursuant to maintenance agreements between PowerCerv and its customers. These agreements entitle customers to hotline telephone support during extended business hours, notification of product enhancements and upgrades, the enhancements and upgrades, functional releases and maintenance releases, technical bulletins, replacement of damaged products and access to PowerCerv's World Wide Web site (http://www.powercerv.com) and electronic bulletin board. PowerCerv currently charges a percentage of its then current product license fee for renewable one-year maintenance agreements. Maintenance fees are generally billed annually in advance.

         Marketing, Sales and Distribution

         PowerCerv application products are sold through a direct sales force and through a select network of Value Added Resellers (VARs), distributors and partners who generally serve in their respective capacities on a nonexclusive basis. As of August 30, 2002, PowerCerv's sales and marketing organizations had 4 full-time employees.

         PowerCerv believes that it has maintained its most experienced and knowledgeable sales personnel and expects them to be able to effectively resell into the customer base while pursuing a select group of targeted new customers.


         PowerCerv utilizes a direct sales force to sell its enterprise application software solutions. The strategy of PowerCerv's direct sales force is to identify companies in the target market and engage those accounts in a sales campaign once a target company has acknowledged its interest in the PowerCerv enterprise software solutions and identify resell opportunities with PowerCerv's existing customer base. The PowerCerv sales force uses a structured sales methodology to maximize the efficiency of its sales resources and maximize its competitiveness.


         In the United States, PowerCerv also utilizes select indirect channels. These indirect channels consist of strategic implementation partners, VARs and affiliate channel partners. Strategic implementation partners are consulting organizations that generally do not sell software but may assist organizations with selection criteria and possibly provide implementation assistance. VARs are authorized channel partners who generally sell PowerCerv's application products to manufacturing companies (generally with annual revenues below $25 million) or into other market segments on which PowerCerv does not directly focus. Affiliate channel partners generally identify qualified sales opportunities for PowerCerv's direct sales organization to address and close, but generally do not directly participate in the sales process. Internationally, PowerCerv utilizes distributors and channel partners to sell and support its products. VARs, distributors and channel partners typically have expertise in particular vertical markets and geographic ties to their target markets. Additionally, PowerCerv's VARs, channel partners and international distributors receive training and support in PowerCerv's enterprise application software solutions.


         PowerCerv employs application consultants to assist the direct sales force as may be necessary in competitive sales opportunities, though these consultants' primary functions are to provide customers with implementation services related to installing, customizing, supporting and maintaining its products. PowerCerv employs application consultants that are experienced professionals with in-depth knowledge of their particular field of expertise.

         PowerCerv maintains a World Wide Web site at http://www.powercerv.com that serves as a marketing communications vehicle. PowerCerv also publishes all of its product and service information on its World Wide Web site, including a full color version of its product literature, recent press releases, selected reprinted press coverage, PowerCerv's training schedule and other relevant information pertaining to its full suite of products and services.

         Products are generally shipped as orders are received and, accordingly, PowerCerv has historically operated with little or no backlog. Because of the generally short cycle between order and shipment, PowerCerv does not believe that its backlog as of any particular date is meaningful.

         Product Development

         During 2001, PowerCerv made investments in internal research and development as well as technology advancements. PowerCerv's product development efforts are focused primarily on continued enhancement of its ERP Plus and eSeries application products to meet the needs and requirements of mid-size companies. PowerCerv believes its future performance will depend, in large part, on its ability to maintain and enhance its current product line to meet the needs of this target market, its development of new application products, as well as exploiting emerging technologies. As of August 30, 2002, PowerCerv had 5 full-time employees in its product development group but supplements it when needed with outside consultants. PowerCerv believes that it has maintained an experienced and knowledgeable product development group and expects them to be able to effectively maintain and enhance its current product line. However, there can be no assurance that outside consultants will continue to be available or that its existing product development staff will be able to effectively maintain and enhance its current product line on a timely basis. Research and development expenses consist primarily of salaries for employees in the product development group and a portion of the related overhead. Research and development expenses are charged to operations as incurred. Research and development expenditures were approximately $2.0 million in 2001 and $4.1 million in 2000.


         In April 2001, PowerCerv released version 9.0.02 of its ERP Plus application products on schedule and as planned. The new release added features to PowerCerv's application products. Version 9.0.02 also included the newest addition to the eSeries suite of eBusiness applications - eConfigure. Technology upgrades to the latest versions of operating systems, development tools, and database platforms were also included in Version 9.0.02 of PowerCerv's ERP Plus application products.


         Competition

         The market for enterprise software application and e-commerce products and services is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. A number of companies offer products similar to PowerCerv's products and services, which are targeted at mid-size companies. Many of PowerCerv's existing competitors, as well as a number of potential competitors, have longer operating history, more established marketing and sales organizations, greater name recognition, larger R&D and technical organizations, significantly greater financial and technical resources and a larger installed base of customers than PowerCerv. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can PowerCerv. There can be no assurance that PowerCerv will be able to compete successfully with existing or new competitors or that such competitors will not offer or develop products that are superior to PowerCerv's products or that achieve greater market acceptance.


         PowerCerv competes in the enterprise application and e-commerce software and services market on the following merits: A focus on the mid-size U.S. companies; product functionality; integrated CRM, ERP and eSeries application software solutions. In addition, PowerCerv competes on its application software customization capabilities, single-source implementation solution, quicker time to benefit, open and industry standard technology platforms, professional services and total cost of ownership. PowerCerv currently competes primarily with (i) other vendors of software focused on the specific needs of mid-size U.S. companies, which include QAD, IFS, Epicor, MAPICS, Made2Manage, Frontstep, Lilly Software, Microsoft, Great Plains, Peoplesoft, J.D. Edwards and Oracle and (ii) VARs and system integrators of the larger enterprise software companies, including SAP AG, Peoplesoft, Inc. and Oracle Corporation, which target mid-size and larger companies. Further, as the enterprise application software and services market continues to develop, companies with significantly greater resources than PowerCerv may attempt to increase their presence in the target market where PowerCerv is focused by acquiring or forming strategic alliances with competitors of PowerCerv. Increased competition is likely to result in price reductions and related reductions in gross margins and market share, any one of which could materially adversely affect PowerCerv's business, results of operations and financial condition.


         Employees

         As of August 30, 2002, PowerCerv had 21 full-time employees. These employees include 4 in sales, marketing and related activities, 5 in research and development, 8 in customer support, training, and consulting services, and 4 in information technology, finance, administration and human resources. PowerCerv has undertaken numerous layoffs and restructuring in the last few years in order to reduce operating costs. In 2000, restructuring eliminated 45 positions. In 2001, another 58 positions were eliminated in restructuring. Since the beginning of 2002, 14 positions have been eliminated in restructuring.


         PowerCerv's employees are not represented by any collective bargaining organization, and PowerCerv has never experienced a work stoppage. PowerCerv believes that its relations with employees are good and that it has retained some of its more experienced and knowledgeable staff. The further loss of certain key employees or PowerCerv's inability to attract and retain other qualified employees could have a material adverse effect on PowerCerv's future business and operations.


About ASA International

         ASA International was founded in 1969 as a consulting firm focusing on business applications for small and medium-sized companies. Over the past 25 years, ASA International has acquired a number of companies, expanding its scope to several vertical markets including manufacturing, legal services, tire wholesalers and retailers, consulting and engineering services, and other niche markets. ASA International is constantly updating and augmenting its product mix of companies.

         Built on the vision of a publicly traded holding company with a portfolio of successful companies that make technology work, ASA International's mission is to foster and encourage creative entrepreneurs to take advantage of unfulfilled technology and market opportunities and to be the leading supplier of business systems as well as a technology leader in each market.

Background of Transaction

         We have set forth below the chronological background of events, which resulted in PowerCerv selling substantially all its assets to ASA International.


         In June 2000, management recognized that revenue for PowerCerv was not going to rapidly return to the levels achieved in the third and fourth quarters of 1999. The decision was made to downsize PowerCerv in an effort to minimize future losses, allow for sufficient time to implement its strategic plan and ultimately seek to return to profitability. Accordingly, PowerCerv initiated a restructuring plan by reducing its work force and undertaking additional cost cutting measures as part of the restructuring plan, PowerCerv's Chairman assumed the role of Chief Executive Officer, and the previous Chief Executive Officer resigned.


         During the first quarter of 2001, PowerCerv announced and completed a further work force reduction in line with its objective to streamline operations and improve its financial condition. PowerCerv released 30 employees, including one senior-level staff and 29 non senior-level employees primarily in research and development and services. During the second quarter of 2001, PowerCerv eliminated nine additional positions and during the fourth quarter of 2001, PowerCerv further reduced its workforce resulting in the elimination of 19 positions primarily in the services, sales and marketing and general and administrative departments.


         Companies typically expect enterprise software to be utilized for a minimum of a five-year period; therefore, the long-term viability of the provider is a key in the purchase decision. In light of this and based on PowerCerv's financial condition, PowerCerv began experiencing difficulty in securing new clients, which has continued and has adversely impacted PowerCerv's business, financial condition and prospects.


         In conjunction with the restructurings, PowerCerv began to seek potential acquirers or strategic partners. In early 2000, PowerCerv engaged Regent Associates, a European-based firm, to advise it on potential acquirors. Regent Associates introduced PowerCerv to Columbus IT Partners, a Scandanavian-based company. Columbus' Chairman visited PowerCerv and entered into general discussions regarding the sale of PowerCerv. The terms of a potential transaction were discussed, however, no agreement was reached. Ultimately, discussions were discontinued which management believes was due to PowerCerv's then ongoing class action lawsuit.
         In the third quarter of 2001, Cincom Systems, Inc., a privately held enterprise software company, entered into discussions with PowerCerv regarding a potential $2 million investment to be structured as a guaranteed royalty payment. Cincom Systems undertook due diligence and, during the second quarter of 2002, determined to terminate negotiations.


         Also in the third quarter of 2001, Glovia, a subsidiary of Fujitsu, entered into discussions with PowerCerv. However, the events of September 11, 2001 significantly affected its business and discussions were terminated during the first quarter of 2002.


         During this period, PowerCerv also had discussions with investment bankers regarding a going private transaction; however, the state of the industry and the size of the transaction negatively impacted the ability to complete such a transaction.


         In April 2002, PowerCerv received a "going concern" opinion from its auditors on its 2001 financial statements.


         In May 2002, PowerCerv was contacted by ASA International regarding a potential sale or business combination. Based on PowerCerv's financial condition and negative cash flow, it was communicated that any transaction would have to be accomplished quickly.

         On June 12, 2002, members of ASA International's management team met at PowerCerv's executive offices with members of PowerCerv's senior management team to perform a high-level business and technical review.


         On July 31, 2002, ASA International submitted a proposal to PowerCerv to acquire PowerCerv's assets for cash and a promissory note. Over the next several days, several discussions took place amongst PowerCerv and ASA International regarding the terms of the proposal.


         On August 1, 2002, the PowerCerv Board of Directors held a special meeting to discuss the status of the negotiations with ASA International and the possibility of other transactions. During the meeting, Mr. Fratello summarized management's efforts to identify strategic partners and business combinations. He reported that after exploring options with a number of potential parties PowerCerv's management did not believe that there were parties other than ASA International who either wished to pursue a strategic relationship with PowerCerv or wished to pursue such a relationship on terms that would be more favorable to PowerCerv shareholders. Management also believed that the ASA International offer was more valuable to PowerCerv shareholders than if PowerCerv chose to reject ASA International's offer and continue its present operations in light of the continuing deterioration of the computer services sector. In that case, it was Mr. Fratello's view that the only alternative would be a bankruptcy filing, which would likely result in a less than total payment to creditors and the elimination of shareholders' interests. After a lengthy discussion, the board of directors authorized management to proceed with negotiating a definitive asset purchase agreement with ASA International.


         On August 1, 2002, PowerCerv and ASA International agreed to a term sheet setting forth the basic terms of the transaction. On August 17, 2002, ASA International submitted a draft asset purchase agreement to PowerCerv. Over the course of the next month, representatives of ASA International and PowerCerv and their respective counsel advisors completed their due diligence investigations and negotiated the terms of the final asset purchase agreement.


         On September 11, 2002, PowerCerv and ASA International reached tentative agreement on the definitive asset purchase agreement. The PowerCerv Board of Directors then held a special meeting to vote on the proposed transaction with ASA International. At this meeting, the principal terms of the proposed transaction were summarized. The transaction as presented to the Board contemplated, in addition to the assumption of liabilities by ASA International, a purchase price of $680,000, consisting of $500,000 cash and a $180,000 promissory note. Capitalink, L.C., made a presentation regarding its analysis of the financial terms of the proposed transaction, and expressed its opinion that the consideration being received by PowerCerv was fair to the holders of PowerCerv common stock, from a financial point of view. Following these presentations and discussions, the PowerCerv board of directors unanimously approved the transaction.

         Over the next several weeks, the parties resolved some outstanding issues and ASA International completed its due diligence on PowerCerv. Following further discussions, the principal amount of the promissory note to be issued at closing was reduced by $90,000 and, in order to assist PowerCerv in meeting its cash flow requirements, ASA International agreed to advance $100,000 of the purchase price to PowerCerv as a loan, secured by a pledge of PowerCerv's assets.

         During that time, PowerCerv was again contacted by Cincom Systems with respect to a potential transaction. However, in its discussions with PowerCerv, Cincom Systems continued to propose a transaction that would have provided PowerCerv with no up front cash payment, only an ongoing royalty stream or similar earn-out. Given the pending transaction with ASA International, Cincom Systems was asked to submit its highest and best offer, if any, by the close of business on September 30, 2002. Cincom Systems did not submit an offer by that deadline.

         On the morning of October 1, 2002, the PowerCerv Board of Directors then held a special meeting to vote on the revised terms of the transaction. At the meeting, the revised terms were discussed and Capitalink updated its prior presentation and reaffirmed its opinion that the revised consideration being received by PowerCerv was fair to the holders of PowerCerv common stock from a financial point of view. Following these presentation and discussions, the PowerCerv Board of Directors unanimously approved the transaction and the asset purchase agreement. The asset purchase agreement was signed after the close of business on October 1, 2002 and a press release announcing the transaction was issued on the morning of October 2, 2002.

         On October 3, 2002, ASA International extended the $100,000 loan to PowerCerv. The loan is evidenced by a 7% promissory note due on demand after November 2, 2002 or on the earlier of closing of the transaction or termination of the asset purchase agreement. The loan is secured by a pledge of PowerCerv's assets. If the transaction is consummated, the principal amount of the loan and accrued interest thereon will be credited towards the $500,000 cash portion of the purchase price to be received by PowerCerv.


PowerCerv Business Following the Transaction

         Following completion of the transaction, PowerCerv will pay transaction expenses, seek, settle and satisfy remaining liabilities and establish appropriate reserves. In the event PowerCerv has any remaining cash, PowerCerv plans to distribute a portion of such cash to holders of its preferred stock and common stock.


         PowerCerv has entered into agreements with holders of 772,222 shares of its preferred stock pursuant to which they agreed to vote their shares of preferred stock and common stock, if any, in favor of the transaction and to convert their shares of preferred stock into common stock following the transaction in accordance with the terms of the preferred stock. In exchange, PowerCerv agreed that holders of the preferred stock would receive 90% of any distribution to shareholders with the remaining 10% distributed to holders of the common stock.


         PowerCerv is unable to estimate whether it will have any cash remaining after the payment of transaction expenses, settlement and satisfaction of any remaining liabilities and the establishment of appropriate reserves. PowerCerv cannot estimate the timing of any distribution it may ultimately make to its shareholders.


         After PowerCerv's remaining liabilities are satisfied, the PowerCerv Board of Directors will utilize its best efforts to acquire an operating company that may benefit from PowerCerv's existing corporate structure. PowerCerv cannot estimate at this time what form such a transaction might take, and is not aware of any specific operating companies that have expressed such an interest. Further, there can be no assurances that PowerCerv will be able to negotiate and complete the acquisition of another operating business, particularly if PowerCerv does not have sufficient assets to, or otherwise cannot, settle and satisfy its remaining liabilities. Even if an acquisition is completed, there can be no assurances that the new operating company will be more profitable or that the market price of PowerCerv's common stock will improve. During this period, PowerCerv will have no employees, and limited or no financial resources. It is currently anticipated that John S. McMullen will provide unpaid administrative assistance to PowerCerv from time to time following the closing until liabilities are settled and satisfied, the distribution to shareholders, if any, is made, a new operating business is acquired, and new management is retained.


Material Terms of the Transaction

         Under the terms of the purchase agreement between PowerCerv and ASA International, PowerCerv and PowerCerv Technologies will sell to PCV Acquisition substantially all of the assets used by PowerCerv in the conduct of this business, including:


-    all software and other intellectual property;

-    all end-user software licenses;

-    all software maintenance agreements;

-    all software implementation agreements;

-    all accounts and certain notes receivable;

-    all prepaid expenses;

-    all inventory;

-    a $100,000  promissory note due to PowerCerv from a preferred  shareholder;
     and

-    all computers and computer equipment; and

- all other current assets of PowerCerv and PowerCerv Technologies, except cash and cash equivalents.

         The acquired assets will not include a note receivable between PowerCerv and Digital Fusion Inc., which will remain the sole property of PowerCerv. In addition, at the time of the purchase price adjustment described below, ASA International may, in its discretion, elect to reject and reconvey to PowerCerv any of the PowerCerv assets purchased, including any accounts receivable which ASA International deems to be uncollectible and any inventory which it deems to be unsaleable.


         PCV Acquisition will also assume substantially all of the liabilities of PowerCerv, relating to the conduct of its business, including:


-    all implementation and software development obligations;

-    all maintenance, support and warranty obligations;

- scheduled accounts payable and accrued expenses incurred in the normal course of business; and

- certain specified contract obligations including PowerCerv's Tampa, Florida lease and amounts owing under certain litigation settlements.

         Certain liabilities of PowerCerv and PowerCerv Technologies, will not be assumed by PCV Acquisition, including liabilities arising out of:


- the pending settlement of the class action securities lawsuit brought against PowerCerv;

- a dispute with the Internal Revenue Service over 1995 taxes and any liability for state taxes arising therefrom;

- a lawsuit brought by Eastern Manufacturing Corporation alleging fraudulent inducement and violation of Massachusetts' unfair and deceptive trade practices as a result of the sale of the companies software to Eastern Manufacturing Corporation;

- a lawsuit brought by Nimco Corporation alleging unjust enrichment and conversion;

-    PowerCerv's employment agreement with Marc Fratello, its CEO; and

-    a consulting agreement with John S. McMullen, PowerCerv's Vice Chairman.


         PowerCerv estimates that the unassumed liabilities will total between $300,000 and $600,000, depending on PowerCerv's ability to negotiate satisfactory settlements of certain pending disputes. In addition, ASA International may have the right to transfer certain liabilities back to PowerCerv if there is a purchase price adjustment in ASA International's favor as described below.


         In addition to the assumption of liabilities, ASA International will pay PowerCerv $500,000 in cash at closing and issue to PowerCerv a $90,000 promissory note due 6 months from the closing date, bearing interest at the rate of 2.03% per annum. The $100,000 loan made by ASA International and accrued interest thereon will be credited against the $500,000 in cash to be paid at closing.

         The purchase price will be subject to increase or decrease, as the case may be, dollar for dollar, to the extent that the value of PowerCerv's net tangible assets on the closing date is greater or less than zero. Net tangible assets will be calculated as tangible assets acquired less liabilities assumed excluding deferred maintenance revenue. Within 45 days of the closing date, ASA International will prepare and furnish to

PowerCerv a closing balance sheet setting forth a calculation of net tangible assets. The balance sheet will be accompanied by a notice setting forth the resulting adjustment to the purchase price, if any, and specifying any assets being rejected by ASA International, as described above, and any liabilities being rejected, as described below. PowerCerv will have an opportunity to dispute ASA International's calculation of net tangible assets through arbitration, if necessary.


         If the purchase price is adjusted upward, such additional amount will be payable in cash by ASA International to PowerCerv within 15 days. If the purchase price is adjusted downward, such amount will be first offset against the $90,000 promissory note. Should the amount of the decrease in purchase price exceed the principal amount of the promissory note, ASA International will be entitled to reject liabilities assumed in an amount equal to such excess and to reconvey such liabilities to PowerCerv.


         In addition to the foregoing, if within six months of the closing date, ASA International licenses the software acquired from PowerCerv to, or enters into a similar transaction with Cincom Systems, ASA International will pay PowerCerv 60% of royalties, license fees, or similar fees received by ASA International from Cincom Systems during that period.


         PowerCerv and PowerCerv Technologies have also agreed to indemnify ASA International and PCV Acquisition for, among other matters damages arising from PowerCerv's or PowerCerv Technologies' breach of their respective representations, warranties and covenants under the asset purchase agreement, for a period of six months after the closing date, to the extent such damages, if any, exceed $20,000. ASA International and PCV Acquisition will be entitled to offset any such amount against the principal balance of the promissory note.


Factors Considered by the Board

         PowerCerv is seeking the approval of its shareholders of the proposed transaction. In reaching its decision to approve the transaction and recommending that PowerCerv shareholders approve the transaction, PowerCerv's Board of Directors consulted with:


- management of PowerCerv regarding the business, financial condition and results of operations of PowerCerv and the terms and other considerations in the proposed transaction;

- its legal counsel regarding the proposed terms of the transaction and the obligation of the Board of Directors in its consideration of the proposed transaction; and

- its financial advisor regarding the financial terms and fairness, from a financial point of view, of the consideration to be received by PowerCerv.

         In reaching its conclusion that the transaction was in the best interests of PowerCerv shareholders and in deciding to recommend that its shareholders approve the proposal, PowerCerv's Board of Directors considered various factors, including but not limited to the following:


- the inability of PowerCerv to survive as an independent entity and the likely alternative of a bankruptcy filing; and

- the ability to acquire an operating business in another industry that may benefit from the existing corporate structure of PowerCerv, thereby providing a possibly greater opportunity to maximize shareholder value.

Risks of the Proposed Transaction

         PowerCerv's Board of Directors also considered the potential adverse consequences of the transaction, which would be likely to have a material adverse effect on PowerCerv such as the following:


-    ASA International has the sole discretion to reject PowerCerv's assets;

- the promissory note issued by ASA International may be offset as a result of a downward adjustment in the purchase price or an indemnification obligation to ASA International or ASA International may otherwise fail to pay amounts due under the promissory note;

- payment of the $100,000 promissory note issued by PowerCerv to ASA International may be demanded at any time after November 2, 2002 and, if demand is made and PowerCerv is unable to pay, ASA International will have the right to foreclose on PowerCerv's assets;

- there can be no assurances that PowerCerv will have sufficient capital after the transaction to settle and satisfy its remaining liabilities.

- any potential benefits expected to result from the proposed transaction may not be realized, especially if PowerCerv is not able to acquire another operating business within a short time following the closing; and

- even if PowerCerv is able to acquire another business, there can be no guarantee that the new business will generate steady revenues or that the trading prices of PowerCerv's common stock will improve.

         PowerCerv's Board of Directors determined that, on balance, the positive attributes of the proposed transaction outweigh the potentially adverse consequences. PowerCerv's Board of Directors ultimately concluded that the transaction is in the best interests of PowerCerv and its shareholders and is the best opportunity to provide some return to its shareholders. Without the transaction, PowerCerv will likely have to file for bankruptcy protection, which would likely result in a less than full payment to creditors and the elimination of shareholders' interest.


Required Approvals

         The approval of a majority of all PowerCerv's outstanding shares of capital stock is required to approve the proposed sale of PowerCerv's assets to ASA International. Holders of 54% of such shares of capital stock have agreed to vote in favor of the transaction. With the exception of the approvals required by Florida corporate law, neither party must comply with any federal or state regulatory requirements or obtain any other material approval in connection with the proposed transaction.


Opinion of Financial Advisor

         PowerCerv engaged Capitalink, L.C. to render an opinion as to the fairness, from a financial point of view, of the Transaction to the PowerCerv's common shareholders. On September 11, 2002, Capitalink made a presentation to the PowerCerv Board and rendered its oral opinion and subsequently delivered its opinion in writing.


         On October 1, 2002, Capitalink again made a presentation to the PowerCerv Board and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Transaction is fair to holders of PowerCerv common stock from a financial point of view. Subsequently, Capitalink delivered its written opinion (the "Capitalink Opinion").


THE FULL TEXT OF THE CAPITALINK OPINION, DATED AS OF OCTOBER 1, 2002, IS ATTACHED AS APPENDIX D AND IS INCORPORATED BY REFERENCE. POWERCERV'S SHAREHOLDERS ARE URGED TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         No limitations were imposed by PowerCerv on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. The Capitalink Opinion was for the use and benefit of the Board in connection with its consideration of the Transaction and was not intended to be and does not constitute a recommendation with respect to any investment decision that might be made by any shareholders in conjunction with the Transaction. Capitalink does not express any opinion as to the underlying valuation or future performance of PowerCerv or the price at which PowerCerv's common stock will trade at any time in the future. Further, Capitalink does not express any opinion regarding the ability of ASA to pay the note as it comes due. Capitalink was not requested to opine as to, and its opinion does not address, PowerCerv's underlying business decision to proceed with or effect the Transaction and Capitalink was not asked to seek or advise the Company on any alternatives to the Transaction. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for PowerCerv.


         In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and Capitalink, among other things (i) reviewed documents relating to the Transaction, including the Term Sheet dated August 1, 2002 between PowerCerv and ASA; the Asset Purchase Agreement; the Note; the draft Assignment and Assumption Agreement by and between PCV, PowerCerv, and PowerCerv Technologies; the draft Bill of Sale of General Assignment of Assets to be executed by PCV, PowerCerv and PowerCerv Technologies; the draft Assignment of Trademarks to be executed by PowerCerv and PowerCerv Technologies; the draft Assignment of Copyrights to be executed by PowerCerv and PowerCerv Technologies; and the draft Non-Competition Agreement by and between PCV, PowerCerv and PowerCerv Technologies; (ii) reviewed publicly available financial information and other data with respect to PowerCerv, including the annual report on forms 10-KSB and 10-KSB/A for the fiscal year ended December 31, 2001, and the quarterly report on form 10-QSB for the quarterly period ended March 31, 2002; (iii) reviewed draft financial statements for the quarterly period ended June 30, 2002; (iv) reviewed and discussed with representatives of the management of PowerCerv certain information regarding the restructuring of PowerCerv and the marketing of PowerCerv to potential acquirors; (v) reviewed and discussed with representatives of the management of PowerCerv certain financial and operating information furnished by them, including financial analyses with respect to the business, operations and prospects of PowerCerv; (vi) considered the historical financial results and present financial condition of PowerCerv; (vii) considered the historical financial results and present financial condition of ASA; (viii) reviewed and discussed with representatives of the management of PowerCerv the pro forma effect of the Transaction on PowerCerv's balance sheet; (ix) reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, the common stock of PowerCerv and companies deemed comparable to PowerCerv; (x) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of PowerCerv; (xi) reviewed and analyzed certain financial terms of transactions involving target companies deemed to have characteristics comparable to PowerCerv; (xii) reviewed and analyzed PowerCerv's balance sheet under a liquidation premise; (xiii) inquired about and discussed the Transaction and other matters related thereto with Company management and its legal counsel; and (xiv) performed such other analyses and examinations as were deemed appropriate.


         In arriving at its opinion, Capitalink has relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by it without assuming any responsibility for any independent verification of any such information and has further relied upon the assurances of PowerCerv's management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. In arriving at its opinion, Capitalink did not make a physical inspection of the properties and facilities of PowerCerv, and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of PowerCerv. Capitalink assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with PowerCerv, it is assumed that the Transaction will not be a taxable event to PowerCerv's shareholders. Capitalink assumed, with PowerCerv's consent, that the Transaction will be consummated in accordance with the terms described in the Asset Purchase Agreement, without any further amendments thereto, and without waiver by PowerCerv of any of the conditions to any obligations thereunder or that any such revisions or waivers thereto will not be detrimental to PowerCerv's shareholders. Capitalink's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 10, 2002. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.


         The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty.

         Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the Transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Transaction to PowerCerv 's shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.


         The summary of Capitalink's analysis described below is not a complete description of the analysis underlying Capitalink's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, Capitalink believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, or focusing on information presented in tabular format, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete and misleading view of the processes underlying its analysis and opinion.


         Capitalink analyzed the fairness of the Transaction using the following methodologies:


         Pro Forma Transaction. Capitalink prepared a pro forma transaction schedule utilizing PowerCerv's balance sheet as of June 30, 2002 and management estimated adjustments primarily related to potential creditor settlements.


         Utilizing the pro forma June 30, 2002 balance sheet, Capitalink, in discussion with management, estimated that ASA would assume approximately $964,000 in assets and $1,054,000 in associated liabilities, generating net tangible assets, as defined in the Asset Purchase Agreement of approximately $(90,000). Therefore, pursuant to the Asset Purchase Agreement, the $90,000 Note would be reduced to zero. Capitalink noted that the gross cash proceeds of the Transaction would therefore be $500,000, or the initial cash payment. However, Capitalink also noted that the Transaction would create $90,000 of additional value to PowerCerv based upon the transferring to ASA of the $90,000 net tangible deficit.


         Financial Data Analysis. Capitalink undertook analyses of the historical and projected financial data of PowerCerv in order to understand and interpret its earnings power and financial strength.


         Capitalink reviewed and analyzed certain of PowerCerv's financial information, as provided by PowerCerv and as reported in its public filings, including the historical audited financial data for the three years ended December 31, 2001 and the draft unaudited financial statements for the quarter ended June 30, 2002.


         Capitalink noted, among other things, that PowerCerv has experienced a significant decline in revenue and earnings before interest, tax, depreciation and amortization ("EBITDA") and has both a negative net working capital and a negative tangible net worth.


         Historical Stock Price Analysis. Capitalink utilized a historical stock price analysis to review and compare PowerCerv's stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of PowerCerv's common stock in the public trading markets.


         Capitalink reviewed the daily closing market price and trading volume of PowerCerv's common stock over the period from September 27, 2001 through September 27, 2002. Capitalink compared the daily closing market price performance of PowerCerv's common stock for the respective period to the Comparable Companies (as defined below) and the Russell 3000 Index. Capitalink noted that during the period under review, the price of PowerCerv's common stock decreased 84.3%, while the Comparable Companies rose 21.2% and the Russell 3000 Index declined 17.2%. Capitalink also calculated total trading volumes at various closing price ranges. In addition, the number of trading days, and the respective percentages, at certain trading volume, were set forth. Capitalink noted PowerCerv's common stock lacked liquidity with an average and median daily number of shares traded of 1,686 and 200, respectively; and a total of 96 trading days, or 37.9% of available trading days, that PowerCerv common stock did not trade.


         Selected Comparable Company Analysis. Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics.


         The selected comparable company analysis involved the review of publicly traded companies deemed comparable to PowerCerv (the "Comparable Companies"). Capitalink reviewed certain financial information relating to PowerCerv in the context of the corresponding financial information, ratios and public market multiples for the respective Comparable Companies. No company used in Capitalink's analysis was deemed to be identical or directly comparable to PowerCerv; accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.


         Capitalink selected the Comparable Companies based on discussions with PowerCerv management and by examining companies that were similar to PowerCerv with respect to its business and revenue model, operating sector, size and target customer base. Capitalink noted that many of PowerCerv's closest comparables could not be used because they were either private companies or had filed for bankruptcy protection and subsequently had been closed or acquired.


     The Comparable Companies utilized included ERP and CRM related companies with revenues less than $200 million: American Software, Inc., AXS-One Inc., Epicor Software Corporation, Frontstep, Inc., Integrated Business Systems and Services, Inc., Made2Manage Systems, Inc., MAPICS, Inc., and QAD, Inc.

         Based on publicly available information, Capitalink reviewed the following financial information for each of the Comparable Companies: enterprise value, market value, total invested capital ("TIC"), revenue, EBITDA, total assets, common equity, net tangible common equity, and selected financial ratios. Subsequent to such review and based on the respective market value, TIC or enterprise value as of September 27, 2002, Capitalink calculated and compared the following multiples for each of the Comparable Companies.


                                                                 Comparable Companies

                                 PCRV             High           Mean          Median           Low

Market Value as Multiple of:
  LTM EPS                         na              10.4x          8.8x           8.8x            7.2x
  Est. CFY EPS                    na              14.0           11.7           11.7            9.5
  Net Tangible
  Common Equity                   na               2.0            1.7            1.9            1.1

TIC as Multiple of:
  LTM Revenue                     0.2              2.7            0.9            0.6            0.4
  Est. CFY Revenue                na               0.7            0.6            0.6            0.4
  LTM EBITDA                      na               9.1            6.1            5.9            3.8
  Total Assets                    0.4              7.9            1.7            0.9            0.5

Enterprise Value as Multiple of:
  LTM Revenue                     0.1              2.7            0.6            0.3            0.1
  Est. CFY Revenue                na               0.3            0.3            0.3            0.2
  LTM EBITDA                      na               5.4            3.1            3.1            0.9
  Total Assets                    0.3              7.8            1.4            0.4            0.1


         Capitalink noted that as of September 27, 2002, PowerCerv was trading at the low end of the Comparable Companies multiples with respect to both revenue and total assets. Capitalink believes PowerCerv to be fairly priced relative the Comparable Companies, given PowerCerv's significant reduction in revenue, decreasing profit margins, high level of debt/preferred stock relative to market capitalization, and uncertain future without additional cash or financing. EBITDA multiples for PowerCerv could not be calculated as it was negative for the LTM period.


         As noted above, none of the Comparable Companies are identical or directly comparable to PowerCerv. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.


         Selected Comparable Transaction Analysis. Capitalink utilized the selected comparable transaction analysis, a market valuation approach that is based on an examination of transactions involving companies, which are deemed similar to PowerCerv, for the purpose of compiling guidelines and statistics based on the pricing in such transactions.


         The selected comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving companies that are in related industries to PowerCerv (the "Comparable Transactions"). Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.


         Capitalink located twelve Comparable Transactions since November 2000 (of which half were announced and closed subsequent to July 2001), as follows:


         Acquiror                                             Target

Edge Technology Group, Inc.              Universal Data Technology
Planet Zanett                            Brandy Wine Computer Group, Inc.
ASA International                        CompuTrac, Inc.
Netegrity, Inc                           DataChannel, Inc.
Divine, Inc.                             Open Market, Inc.
Divine, Inc.                             eShare Communications, Inc.
Peregrine Systems, Inc.                  Remedy Corp
Kana Communications, Inc.                Broadbase Software, Inc.
Rocketsoftware, Inc.                     Peritus Software Services, Inc.
Sybase, Inc                              New Era of Networks, Inc.
NetIQ Corp                               Webtrends Corp
Software AG                              SAGA Systems

         Based on the information disclosed in the each of the Comparable Transactions, Capitalink calculated and compared (i) price paid as a multiple of net tangible equity and (ii) enterprise value as a multiple of (x) revenue, (y) EBITDA, and (z) total assets. The multiples were derived by dividing either the total enterprise value (price paid for equity plus interest bearing debt less cash and marketable securities), or the price paid, by items (x), (y), and (z) above.


                                                           July 2001 - Current Comparable Transactions
                                                         High          Mean          Median           Low
Price Paid as Multiple of:
  Net Tangible Equity                                    4.3x          2.3x           2.0x           0.8x

Enterprise Value as Multiple of:
  LTM Revenue                                            2.8            0.9            0.5            0.1
  EBITDA                                                 4.3            3.6            3.6            3.0
  Total Assets                                           2.9            1.4            1.3            0.2

                                                           Nov 2000 - July 2001 Comparable Transactions
                                                         High          Mean          Median           Low
Price Paid as Multiple of:
  Net Tangible Equity                                    4.2x          2.0x           1.6x           0.5x

Enterprise Value as Multiple of:
  LTM Revenue                                            4.9            2.5            2.3            1.2
  EBITDA                                                 19.3          15.7           17.0           10.5
  Total Assets                                           2.1            2.1            2.1            2.1

                                                               Total Period Comparable Transactions
                                                         High          Mean          Median           Low
Price Paid as Multiple of:
  Net Tangible Equity                                    4.3x          2.2x           1.6x           0.5x

Enterprise Value as Multiple of:
  LTM Revenue                                            4.9            1.7            1.2            0.1
  EBITDA                                                 19.3          12.2           13.2            3.0
  Total Assets                                           2.9            1.5            2.1            0.2

         Capitalink noted that the multiples implied by the July 2001 - Current Comparable Transactions were seemingly in-line with the current implied Comparable Companies multiples.


         None of the Comparable Transactions are identical to the Transaction. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the respective acquisition values.


         Adjusted Net Book Value Analysis. The adjusted net book value analysis is a balance sheet oriented methodology whereby a company's balance sheet is restated to fair market value. This involves the revaluation of the assets and liabilities recorded on the balance sheet, and the identification and valuation of otherwise unrecorded tangible and intangible assets and liabilities. In preparing its adjusted net book value analysis, Capitalink utilized an orderly liquidation premise. Under such a liquidation premise, Capitalink assumed that the assets are sold piecemeal, not as part of a mass assemblage. It is further assumed that the assets have been given adequate exposure in their normal secondary market, and there is an incurred liquidation cost.


         Capitalink utilized PowerCerv's balance sheet as of June 30, 2002, the latest available financial data prior to the date of the Capitalink Opinion. Such balance sheet indicated total assets, prior to any adjustments, of approximately $1.7 million.


         Based on discussions with Company management, certain adjustments were made to the various asset classes resulting in adjusted net assets of approximately $0.8 million. After subtracting approximately $2.0 million in liabilities and $0.9 million in preferred stock, the adjusted net book value attributable to common stockholders was $(2.0) million. This adjusted net book value was further reduced by assumed liquidation costs of 10%, resulting in an indicated adjusted value to common stockholders of approximately $(2.1) million, or $(1.60) per share.


         Capitalink performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink, it does not purport to be a complete description of the presentations by Capitalink to the Board of Directors or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Capitalink may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the actual value of PowerCerv. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PowerCerv. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the Transaction, from a financial point of view, to the common shareholders of PowerCerv, and were provided to the Board solely in connection with the delivery of the Capitalink Opinion. Further, Capitalink does not express any opinion as to the underlying valuation or future performance of PowerCerv or the price at which its securities would trade at any time in the future.


         Capitalink has received a fee in connection with the preparation and issuance of the opinion. In addition, PowerCerv has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering this opinion. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes.



Pro Forma Financial Information

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

         The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 reflects the asset purchase of PowerCerv Corporation as if the asset purchase of PowerCerv Corporation occurred as of June 30, 2002.

         The unaudited pro forma condensed consolidated balance sheet is based on currently available information and does not purport to represent what the Company's financial position would have been if events referred to occurred on the above date.

         The attached pro forma condensed financial statement should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operations" and the Consolidated Financial Statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 and Quarterly Report on Form 10-QSB for the six months ended June 30, 2002 incorporated by reference herein.

         The effect of the asset purchase of PowerCerv results in the sale of all operations of the Company. As a result, the pro forma results of operations for the year ended December 31, 2001 and the six-month period ended June 30, 2002, as if the transaction occurred at the beginning of those periods, would reflect no continuing operations. Therefore, separate pro forma statements of operations have been omitted. However, in periods following the transaction, the company may continue to incur costs associated with extinguishments of retained liabilities and collection of retained assets, as well as other general and administrative expenses that may be incurred by the corporation.


                                                Index                      Page

Pro forma Condensed Consolidated Balance Sheet as of June 30, 2002
(Unaudited).................................................................17

Notes to Pro Forma Condensed Consolidated Financial Information
(Unaudited).................................................................18




                              PowerCerv Corporation

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  June 30, 2002
                                 (In thousands)

                                                                                Pro Forma
                                                                  Historical    Adjustments (1)         Pro Forma
Assets
Current assets:
   Cash and cash equivalents                                   $        231  $         381  (a),(b)  $       612
   Accounts receivable                                                  527           (527) (b)                -
   Other current assets                                                 356           (169) (b)              187
                                                                  -------------     -----------------   --------------

        Total current assets
                                                                      1,114           (315)                  799

Property and equipment, net                                             64            (64)(b)                  -
Intangible assets, net                                                 279            (279)(b)                 -
                                                                                       90 (c)
Notes receivable, net                                                  217            (143)(b)               164

Deposits and other assets                                              14             (14)(b)                  -
                                                                  --------------    ----------------     --------------

        Total assets                                           $     1,688        $  (725)           $       963
                                                                  ==============    ================      ==============

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
   Accounts payable                                              $     524      $    (524)(d)         $         -
   Accrued expenses and other                                          944            (274)(d)                670
   Deferred revenue                                                    518            (518)(d)                  -
                                                                  --------------   ----------------       --------------

        Total current liabilities                                    1,986          (1,316)                   670

Commitments and Contingencies (2)(3)

                                                                                       100(e)
Shareholders' equity (deficit)                                        (298)           491(f)                  293
                                                                  --------------  ----------------        -------------
        Total liabilities and shareholders' equity (deficit)    $     1,688       $   (725)           $       963
                                                                  ==============  ================        ==============

                              PowerCerv Corporation

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Balance Sheet - June 30, 2002
-------------

(1) See the introduction to the Pro Forma Condensed Consolidated Financial Information.

              Pro forma adjustments reflect the recording of:

a)   cash proceeds from the transaction, less transaction costs of $119,000.
b) elimination of assets transferred in the asset sale except for the following:

     1.   note receivable - DFI
     2.   cash and cash equivalents

c) promissory note issued by ASA International as partial consideration in the asset sale

d) elimination of payables assumed by ASA International Inc. except for the following:

1.       payroll and related compensation  - $92,000
2.       IRS Assessment accrual - $410,000
3.       Litigation accrual for pending legal settlements $72,000
4.       Workforce reduction accrual - $27,000
5.       Loans from officers and directors - $46,000
6.       Sales tax payable - $23,000

e)   represents  note  receivable   from  preferred   shareholder   included  in
     stockholders' equity which is included in the sale transaction

f) the associated impact to the Company's retained earnings resulting from the transaction, for the period ended June 30, 2002.

(2) Effective April 10, 1997, Marc J. Fratello entered into an Employment, Non-competition, Development and Confidentiality Agreement with PowerCerv. PowerCerv agreed to pay Mr. Fratello 24 months of severance pay at $12,500 per month for a total of $300,000, if his employment is terminated (1) by mutual agreement of Mr. Fratello and PowerCerv, (2) by either party after the agreement's twelve month term has elapsed, (3) by PowerCerv following a disability determination of Mr. Fratello, or following PowerCerv's early termination of the agreement on certain notice or (4) by Mr. Fratello if PowerCerv breaches the agreement, upon certain changes of control of PowerCerv, or following Mr. Fratello's formal notice of termination after April 1998. In return for agreeing to stay on with ASA International for one year and for voluntarily relinquishing his employment agreement with PowerCerv, Mr. Fratello will receive from PowerCerv a sum of $75,000 from the proceeds of the transaction with ASA International. Should there be $400,000 or more available for distribution to PowerCerv shareholders, Mr. Fratello will receive another $25,000.

(3) John S. McMullen has a consulting contract with PowerCerv whereby he is entitled to an amount of $4,000 per month ($3,000 to Mr. McMullen and $1,000 to a consulting company owned by Mr. McMullen) for a period of not less than 24 months. There is approximately one and a half years remaining on that agreement but Mr. McMullen agreed to accept $60,000 as a termination settlement contingent upon and following the transaction with ASA International. Mr. McMullen has also agreed to remain on the Board of Directors and assist with the ongoing business of PowerCerv after the transaction has closed.


Description of Other Material Terms of the Purchase Agreement

         The asset purchase agreement contains representations and warranties by the parties customary for transactions of this type, but reflecting the existing relationship of the parties to the transaction.


         The representations by PowerCerv and PowerCerv Technologies cover the following topics:


-    organization;

-    due authorization;

-    due execution and enforceability;

-    no conflict;

-    consents and approvals of governmental authorities;

-    PowerCerv financial statements and reports;

-    ownership and transfer of assets;

-    intellectual property;

-    contracts;

-    governmental authorization;

-    taxes;

-    brokers' or finders' fees;

-    material adverse change;

-    litigation;

-    knowledge;

-    products;

-    undisclosed liabilities;

-    inventory;

-    product warranties and product liability;

-    labor relations;

-    certain payments;

-    customers and suppliers;

-    approval and recommendations; and

-    environmental matters.


         The representations of ASA International and PCV Acquisition cover:


-    organization, standing and power;

-    due authorization;

-    due execution and enforceability;

-    no conflict;

-    consents and approvals of government authorities; and

-    financing.


         All representations, warranties, covenants and indemnities of the parties remain in effect for six months from the closing.


         The following is a summary of the principal covenants of the asset purchase agreement:


         Conduct of Business Pending Closing. PowerCerv and PowerCerv Technologies have agreed that pending closing, they will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted since January 1, 2002. PowerCerv will also require ASA International's consent (which will not be unreasonably withheld) to certain actions outside the ordinary course of business including:


- the transfer or sale of any assets other than the granting of end-user software licenses:

-    entering into, amending or modifying certain agreements;

-    incurring certain indebtedness;

-    commencing any litigation;

-    undertaking a material acquisition; and

-    licensing third party intellectual property.


         No Solicitation. PowerCerv has agreed that until the closing, PowerCerv and PowerCerv Technologies will not and will use their best efforts to cause their respective officers, directors, stockholders, agents, representatives and affiliates not to, directly or indirectly:


-    solicit,  encourage,   initiate  or  participate  in  any  negotiations  or
     discussions with respect to any offer or proposal to acquire all or any portion of PowerCerv's business or assets;

- disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning PowerCerv's business and properties or afford to any person or entity access to its properties, books or records;

- assist or cooperate with any person to make any proposal to purchase all or any part of the assets, business, capital stock of PowerCerv or PowerCerv Technologies, other than selling products in the ordinary course of business; or

- enter into any agreement with any person providing for the acquisition of all or any portion of the business, assets or capital stock of PowerCerv or PowerCerv Technologies.


         However, if PowerCerv receives a proposal from a third party for a merger or other business combination or the acquisition of 20% or more of its outstanding capital stock or a significant portion of its assets, to the extent PowerCerv's Board of Directors believes in good faith that such alternative proposal is reasonably capable of being consummated and would, if consummated, be reasonably likely to result in a transaction more favorable to its shareholders than the transaction with ASA International and the PowerCerv Board of Directors determines in good faith and upon the advice of its legal counsel that it could reasonably be deemed necessary for PowerCerv's Board of Directors to further entertain and consider the alternative proposed in order to comply with its fiduciary duties to shareholders under applicable law, PowerCerv may furnish information and afford access to the properties, books or records of PowerCerv to the party making such alternative proposal and engage in negotiations with such party, provided that in any event PowerCerv shall notify ASA International of the recent of a alternative proposal and of any such determination by the PowerCerv Board of Directors and PowerCerv shall deliver to ASA International a true and complete copy of the alternative proposal (or summary of any oral proposal) received from such third party and all documents containing or referring to non-public information of PowerCerv that are supplied to such third party.


         Cincom Systems. ASA International has agreed that if within six months of the closing date, ASA International licenses the software acquired from PowerCerv to, or enters into a similar transaction with Cincom Systems, ASA International will pay PowerCerv 60% of royalties, license fees or similar fees received by ASA International from Cincom Systems during that period.


         Indemnification. PowerCerv and PowerCerv Technologies have agreed to indemnify ASA International and PCV Acquisition for damages arising from PowerCerv's or PowerCerv Technologies' breach of their respective representations, warranties and covenants under the asset purchase agreement or the failure of the maker of the $100,000 promissory note included in the assets being sold to make payment thereon, for a period of six months from the closing date, to the extent such damages, if any, exceed $20,000. ASA International and PCV Acquisition will be entitled to offset any such amount against the principal balance of the $90,000 promissory note that PowerCerv will receive at closing. PCV Acquisition has agreed to indemnify PowerCerv and PowerCerv Technologies for a breach of its representations, warranties and covenants under the agreement for a period of six months from the closing date.


     Other  Covenants.   The  asset  purchase  agreement   contains   additional
covenants, including covenants covering:


-    access to information;

-    confidentiality;

-    expenses;

-    public disclosure;

-    consents;

-    reasonable commercial efforts to complete the transaction;

-    notification of certain matters;

-    furnishing of additional documents;

-    filing of tax returns;

-    payment of taxes;

-    notification of non-retention of employees;

-    limitations on the use of the "PowerCerv" name after closing;

-    cooperation and records retention;

-    filings;

-    holding of the PowerCerv shareholders meeting; and

-    best efforts of the parties to consummate the transaction.


         The transaction will be completed only if the conditions to closing are satisfied or waived, including the following:


- No injunction or other court order or similar restraint preventing consummation of the transaction shall be in effect or a comparable proceeding by a government agency or other authority pending.


         PowerCerv and PowerCerv Technologies' obligation to complete the transaction is subject to the satisfaction or waiver of each of the following conditions:


- the representations and warranties of ASA International and PCV Acquisition must be true and correct in all material respects on the closing date;

- ASA International and PCV Acquisition shall have performed and complied in all material respects with all of their respective covenants, obligations and conditions under the asset purchase agreement;

- ASA International and PCV Acquisition shall furnish PowerCerv with a certificate certifying that the above two conditions have been met;

-    any and all governmental approvals shall have been obtained;

- counsel to ASA International and PCV Acquisition shall have rendered an opinion to PowerCerv regarding legal existence and authority of such parties and the due authorization, execution, delivery and enforceability of the asset purchase agreement; and

-    there  shall  not  have  occurred  any  material   adverse  change  in  ASA
     International's business.


         ASA International's and PCV Acquisition obligation to complete the transaction is subject to the satisfaction or waiver of each of the following conditions:


- PowerCerv and PowerCerv Technologie's representations and warranties must be true and correct in all material respects on the closing date;

- PowerCerv and PowerCerv Technologie shall have performed and complied in all material respects with all of their respective covenants, obligations and conditions under the asset purchase agreement;

- ASA International and PCV Acquisition shall have been provided with a certificate certifying that the above two conditions have been met;

- there shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated by the asset purchase agreement or the business, assets or financial condition of PowerCerv, PowerCerv Technologies or PCV Acquisition.

- PowerCerv and PowerCerv Technologies shall have obtained and provided PCV Acquisition any and all third party consents;

-    any and all governmental approvals shall have been obtained;

- there shall have not occurred any event or development that would reasonably be expected to have a material adverse effect on PowerCerv and PowerCerv Technologies; provided, however, that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been or will be a material adverse effect: (i) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any shareholder litigation filed or made after the date hereof resulting from the asset purchase agreement or the transactions contemplated herein; or
     (ii) the increase or decrease in PowerCerv's stock price or trading volume; or (iii) a decrease in PowerCerv's revenues unless such revenues are less than $1.1 million for the two fiscal quarters prior to the closing date; provided, however, that if PCV Acquisition does not notify PowerCerv within three business days of PowerCerv notifying PCV Acquisition that such revenues were less than $1.1 million for the two fiscal quarters prior to the closing date, that PCV Acquisition does not intend to consummate the transactions contemplated by the asset purchase agreement, that PCV Acquisition shall be deemed to have waived this condition.

- Marc Fratello, Scott Galloway, Rich Poggi, and Chris Chang shall have agreed to become employees of PCV Acquisition, Inc. on mutually agreeable terms;

- no third party shall have any rights, including any right to receive royalties in respect to PowerCerv's assets, except as disclosed on Schedule
     6.13 to the asset purchase agreement;

-    the shareholders of PowerCerv shall have approved the transaction;

- PowerCerv and PowerCerv Technologies shall have entered into a non-competition agreement with ASA International and PCV Acquisition, pursuant to which for a period of four years from the closing date, they will not engage in the sale of business enterprise software competitive with ASA International or PVC Acquisition, disclose any business information relating to ASA International or PVC Acquisition or solicit any employee or customer of ASA International or PVC Acquisition; and

- counsel to PowerCerv and PowerCerv Technologies shall have rendered an opinion to ASA International and PCV Acquisition regarding the legal existence and authority of such parties and the due authorization, execution, delivery and enforceability of the asset purchase agreement.


         The parties may terminate the asset purchase agreement if they mutually agree to do so. Each party may also terminate the asset purchase agreement if:


-    The closing has not occurred on or before December 31, 2002; or

- The other party breaches any of the material representations or warranties or fails to comply with any of the obligations set forth in the asset purchase agreement and such breach is not cured within any applicable cure periods.


         PowerCerv may terminate the agreement if the required shareholder approval is not received.


         Either party may also terminate the asset purchase agreement if its Board of Directors recommends an alternative transaction or withdraws its recommendation to shareholders to approve this transaction. In the event of such termination, PowerCerv shall pay to PCV Acquisition within two business days after such termination, an amount equal to all of PCV Acquisition expenses incurred in connection with the asset purchase agreement and the transaction contemplated thereby, and a termination fee of $59,000.


Interim Financing


         In order to assist PowerCerv in meeting its cash flow needs, ASA International advanced PowerCerv the sum of $100,000 evidenced by a 7% promissory note due on demand after November 2, 2002 or on the earlier of closing of the transaction or termination of the asset purchase agreement. The loan is secured by a pledge of PowerCerv's assets. If the transaction is consummated, the principal amount of the loan and accrued interest thereon will be credited towards the $500,000 cash portion of the purchase price to be received by PowerCerv.


Federal Income Tax Considerations

         The following discussion is a summary of the material federal income tax consequences of the transaction. The discussion is based on the Internal Revenue Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, potentially with retroactive effect. This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the proposed transaction and is not intended as tax advice to any person. In particular, this summary does not consider the federal income tax consequences to individual shareholders of PowerCerv in light of their individual investment circumstances or to shareholders subject to special treatment under the federal income tax laws. This summary does not address any consequences of the proposed transaction under any state, local or foreign tax laws.


         At the corporate level, this transaction will result in a taxable gain estimated as of October 2, 2002 to be approximately $590,000. PowerCerv has sufficient net operating losses as of June 30, 2002 that will fully offset this gain, resulting in no tax liability to PowerCerv.


         If the Company makes a non-liquidating distribution or a liquidating distribution following the asset sale transaction, the receipt of such distributions by the shareholders may have tax consequences to the shareholders.


         You are encouraged to consult your tax advisor regarding the specific tax consequences of the proposed transaction to you, including the application and effect of state, local and foreign income and other tax laws.


Accounting Treatment


         PowerCerv expects to recognize a gain associated with the ASA International transaction to the extent that proceeds received exceed the net tangible assets assumed, as defined in the asset purchase agreement. PowerCerv expects to incur a gain for financial reporting purposes of approximately $590,000, however this amount excludes additional incremental costs associated with this transaction.


Benefits to Certain Insiders

         Marc Fratello will become CEO of the ASA International subsidiary that acquires the assets of PowerCerv. Mr. Fratello and PowerCerv have verbally agreed that he will receive an annual salary of $150,000, certain stock options in ASA International and a minority equity interest in the ASA International subsidiary. In addition, as an incentive to stay on with ASA International (which ASA International made as a requirement for the proposed transaction), PowerCerv's Board of Directors authorized that Mr. Fratello will receive $75,000 out of the proceeds from the sale of PowerCerv. Additionally, Mr. Fratello will receive an additional $25,000 should the amount of cash for distribution to PowerCerv shareholders exceed $400,000. Mr. Fratello has agreed to voluntarily relinquish his employment agreement, which would have paid him $300,000 upon a trigger event such as a change of control of PowerCerv and/or by his resignation. Mr. Fratello will stay on the PowerCerv Board of Directors and assist with the ongoing business of PowerCerv after the transaction has closed.

         John S. McMullen will receive $60,000 from the proceeds of the sale of PowerCerv's assets to ASA. Mr. McMullen had a consulting contract with PowerCerv whereby he was entitled to an amount of $4,000 per month ($3000 to McMullen and $1000 to a consulting company owned by him) for a period of not less than 24 months. McMullen still has nearly 1.5 years left on that agreement but Mr. McMullen agreed to take a significant discount based upon his agreement to be paid $60,000 out of the proceeds to shareholders. Mr. McMullen has also agreed to stay on the Board of Directors and help with the ongoing business of PowerCerv after the transaction has closed.

Dissenter's Rights


         PowerCerv is a Florida corporation. The following is a summary of the Florida statutes that set forth the procedures for dissenting from the proposed transaction, for demanding payment of the fair value of the shares held by the dissenter, and for determining the fair value of such shares. PowerCerv will not send any notice of any action necessary to maintain your dissenters' rights.


         If you desire to exercise your statutory rights as a dissenter or to preserve your right to do so, you should carefully review this summary and the dissenters' rights statutes, a copy of which is attached as Appendix E to this proxy statement. Failure to comply with the procedures in the dissenters' rights statutes will result in the loss of your dissenters' rights.


         A shareholder that desires to exercise his or her rights as a dissenter must satisfy all of the following conditions. A shareholder who wishes to assert dissenters' rights must deliver to PowerCerv before the vote is taken written notice of such shareholder's intent to demand payment for his or her shares if the proposed transaction is completed and not vote his or her shares in favor of the proposed transaction. A proxy or a vote against the proposed transaction does not constitute a notice of intent to demand payment.


         Not later than 10 days after the approval of the transaction, PowerCerv must deliver written notice of the approval to each shareholder who filed a notice of intent to demand payment for his or her shares. Within 20 days after the date on which PowerCerv delivers this written notice, any shareholder who elects to dissent must file with PowerCerv a notice of such election, stating his or her name and address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder filing an election to dissent must deposit his or her stock certificates with PowerCerv simultaneously with filing the election. Any shareholder failing to timely file this election will be bound by the terms of the proposed transaction. An election may be withdrawn at any time before an offer is made by PowerCerv to pay for the dissenting shares. After an offer is made, an election may not be withdrawn unless PowerCerv consents.


         Within 10 days after the expiration of the period in which shareholders may file their election to dissent but in no case later than 90 days from the shareholders' approval of such proposed transaction, PowerCerv is required to make a written offer to each dissenting shareholder who has timely filed an election to pay the fair value of the dissenting shares. This offer must be accompanied by certain financial information regarding PowerCerv. Under the Florida dissenters' rights statutes, "fair value" means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. If PowerCerv's offer is accepted within 30 days after it is made, PowerCerv will pay for the dissenting shares within 90 days after the offer is made or the consummation of the proposed transaction, whichever is later. When this payment is made, the dissenting shareholder will no longer have any interest in the shares.


         If PowerCerv fails to make a written offer within the required time period or if PowerCerv makes an offer and the dissenting shareholder does not accept the offer within 30 days, PowerCerv must file an action in a court of competent jurisdiction, requesting that the fair value of the dissenting shares be determined. This action must be filed within 30 days after receipt of a written demand from any dissenting shareholder that is given within 60 days from the date of the corporate action. At its election, PowerCerv may file this action at any time within this 60-day period. If PowerCerv fails to file this action, any dissenting shareholder may do so in the name of PowerCerv.


         A shareholder may assert dissenters' rights as to fewer than all of the shares of common stock registered in his or her name.


Board Recommendation

         The Board recommends a vote in favor of the asset purchase agreement pursuant to which PowerCerv will sell its assets to ASA International.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND PLAN OF OPERATION

         Management's Discussion and Analysis of Financial Condition and Plan of Operation for the years ended December 31, 2000 and 2001, and the six-month periods ended June 30, 2001 and 2002 are incorporated herein by reference to PowerCerv's Annual Report on Form 10-KSB for the year ended December 31, 2001, as amended (attached as Appendix A) and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 (attached as Appendix B).

                      PROPOSAL TWO - ELECTION OF DIRECTORS


     PowerCerv's Board of Directors currently consists of four members. Shareholders will elect four individuals to serve until the 2003 Annual Meeting, three of whom will be elected by holders of common stock voting as a class, and one of whom will be elected by holders of preferred stock voting as a class. The Board of Directors has nominated Roy E. Crippen, III, Marc J. Fratello, and O.G. Greene as nominees for the directors to be elected by holders of common stock, and John S. McMullen as nominee for the director to be elected by holders of preferred stock. Detailed information on each nominee is provided on pages 23 -
24. Each of the nominees for director is a current member of the Board of Directors.

     The individuals named as proxies will vote the enclosed proxy for the election of Messrs. Crippen, Fratello, and Greene unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce the size of the Board of Directors or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Information Regarding the Board of Directors and Committees

     The full Board of Directors considers all major decisions concerning PowerCerv. The Board has established, however, the following two standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

- Compensation Committee. The Compensation Committee reviews and approves PowerCerv's compensation plans covering executive officers and other key management employees; reviews the competitiveness of PowerCerv's total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees; and reviews and approves special hiring and severance arrangements with executive officers. The members are Roy Crippen, Marc Fratello and O.G. Greene. The Compensation Committee held no meetings in 2001.

- Audit Committee. The Audit Committee recommends to the Board for appointment, the independent auditors to be selected to audit the financial statements of PowerCerv. The Audit Committee discusses with the auditors their independence and obtains at least annually the auditors written statement describing their independent status. The Audit Committee reviews with management of PowerCerv and the independent auditors, financial statements and any financial reports or other financial information submitted to the public. The Audit Committee also has periodic discussions with management and the independent auditors regarding the quality and adequacy of PowerCerv's internal controls.

     PowerCerv's Board of Directors has adopted a written charter for the Audit Committee. The members of the Audit Committee are currently O. G. Greene and John S. McMullen, both of whom are independent. The Audit Committee held four meetings in 2001.

     PowerCerv does not have a nominating committee. This function is performed by the Board of Directors.

     PowerCerv's Board of Directors held seven formal meetings during 2001. Each director attended more than 75% of the total number of meetings of PowerCerv's Board of Directors and Committees on which he served.

Compensation of Directors

     Directors who are not employees of PowerCerv are allowed to be paid $1,000 for each Board meeting attended, except for O.G. Green who was paid $2,000 per meeting. In October 2001, the Board voted to eliminate payment of fees to Directors until such time as the Company reached profitability and maintained profitability for one quarter. Mr. Davies and Mr. Severson each received an option to purchase 15,000 shares of PowerCerv's common stock pursuant to PowerCerv's 1995 Stock Option Plan (the "Stock Option Plan"), which vest ratably over twelve months and have an exercise price equal to the fair market value on the day of grant. All non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of PowerCerv's Board of Directors. No director who is an employee of PowerCerv receives separate compensation for services rendered as a director.


Vote Required; Recommendation

     The nominees for election as directors will be elected at the meeting by a plurality of the votes of the applicable class cast at the meeting, meaning that the four nominees who receive the most votes will be elected. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Your Board of Directors unanimously recommends a vote "for" each of the nominees for election as director.


MARC J. FRATELLO has served as a director of PowerCerv since its inception in 1992 and as President from PowerCerv's inception until March 1998. Mr. Fratello also served as PowerCerv's Chief Operating Officer from December 1995 until December 1997, as Chief Executive Officer from January 1998 to January 2000 and from July 2000 to present and as Chairman since January 1, 1998. Before founding PowerCerv in 1992, Mr. Fratello spent 10 years at Unisys Corporation. The last position Mr. Fratello held with Unisys was Director, CASE/4GL Products. Mr. Fratello recently resigned as a director of VitalCast.com, an internet alternative healthcare company located in Tampa, Florida. Mr. Fratello earned a Bachelor of Science degree from Franklin and Marshall College and a Masters degree in Business Administration from the University of Pennsylvania's Wharton School. Pursuant to a Shareholders' Agreement, dated June 9, 1999 among Mr. Fratello, Mr. Crippen (and certain of their affiliates) and Mr. David Straz (the "Shareholders' Agreement"), the parties thereto agreed to vote or cause their affiliates or permitted transferees to vote all of the shares of common stock that they own or control for the election of Mr. Fratello, Mr. Crippen and Mr. Straz, as directors of PowerCerv, unless such individual requests otherwise.

ROY E. CRIPPEN, III has served as a director of PowerCerv since its inception in 1992. In April 1999, Mr. Crippen became the President, Chief Operating Officer and a director of Digital Fusion, Inc. (formerly known as R.O.I. Consulting, Inc.), a privately-held consulting services company which, on March 31, 1999, purchased the net assets of PowerCerv's general consulting and general education businesses. On March 2, 2000, IBS Interactive Inc., a provider of internet and information technology services, acquired all of the outstanding capital stock of Digital Fusion pursuant to a merger. Mr. Crippen has served as Chief Operating Officer of IBS Interactive since the consummation of the merger and as its President since October 2000. From April 1992 to March 1999, Mr. Crippen served in various executive management roles with PowerCerv including Executive Vice President (1992 -- 1998), Chief Technology Officer (1992 -- 1999), Acting President and Chief Operating Officer
(1998), and Vice Chairman (1998 -- 1999). Pursuant to the Shareholders' Agreement, the parties thereto agreed to vote or cause their affiliates or permitted transferees to vote all of the shares of common stock that they own or control for the election of Mr. Fratello, Mr. Crippen, and Mr. David Straz to PowerCerv's Board of Directors, unless such individual requests otherwise. In accordance with Mr. Crippen's Termination Agreement with PowerCerv, Mr. Crippen shall be nominated for election to PowerCerv's board of directors as long as Mr. Crippen holds at least 2.89% of PowerCerv's common stock.

O. G. GREENE has served as a director of PowerCerv since October 1996. Mr. Greene has served as the Chief Executive Officer of Speer Communications, a Nashville, Tennessee provider of information and media services on an out-source basis, since March 1998. From June 1995 to March 1998, Mr. Greene served as President and Chief Executive Officer of GridNet International LLC, an enhanced service provider in the telecommunications industry located in Atlanta, Georgia. From May 1992 to June 1995, Mr. Greene was the Executive Vice President and Chief Operating Officer of First Financial Management Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. From February 1991 to May 1992, Mr. Greene was the President and CEO of National Data Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. Mr. Greene also is on the board of directors of The National Registry Inc. in St. Petersburg, Florida and Auburn University.

JOHN S. McMULLEN has served as vice chairman of PowerCerv since August 2001. John S. McMullen has served as Vice Chairman and director of PowerCerv since September 2001. Mr. McMullen is also the director of publicly-held Insurance Management Solutions Group, Inc. and both treasurer and director of Merchants Association of Florida, Inc. Mr. McMullen served as President and CEO of Florida Bank from April 1992 to March 1999, when he retired.

                             EXECUTIVE COMPENSATION


         The following table presents certain information concerning the compensation for the three fiscal years ended December 31, 2001 received by PowerCerv's Chief Executive Officer, the other most highly compensated executive officers of PowerCerv whose compensation exceeded $100,000 during the last fiscal year, and one other former executive officer who would have been disclosed if he had been an executive officer at the end of the last fiscal year (together with the CEO, the "named executive officers").

Summary Compensation Table(1)

                         Annual Compensation - Long Term

Name and Principal                                                    Other Annual       Underlying        All Other
Position                     Year    Salary (2)      Bonus (3)        Compensation        Options         Compensation
--------------------------- ------- ------------- ---------------- ------------------- --------------- -------------------

Marc J. Fratello            2001      144,667               0               0              11,111                0
 Chairman and Chief         2000      215,625          20,000               0               5,556            1,140
 Executive Officer          1999      250,000               0               0              13,889            2,450

Lawrence Alves (4)          2001       95,996               0               0               5,334                0
Chief Financial Officer     2000      115,000          10,000               0               5,555                0

Ira Herman (5)              2001      145,333               0               0               8,000                0
Sr. V.P. Operations         2000      160,000          35,000               0               4,444                0

Scott Galloway              2001      114,500          17,114               0               6,888                0
Sr. V.P. Products

Richard L. Poggi            2001      130,617          17,114               0               8,667                0
V.P. Sales

(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total amount salary and bonus beyond for each Named Executive Officer and has therefore been omitted.

(2) Includes any amount deferred by the named executive officers pursuant to PowerCerv's 401(k) Plan.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(4) Mr. Alves joined PowerCerv in June 1999 and his employment terminated in October 2001.

(5)  Mr. Herman's employment with PowerCerv terminated as of December 31, 2001.

Option Grants During Fiscal Year 2001

         The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers of PowerCerv during the fiscal year ended December 31, 2001.

Stock Option Grants in Last Fiscal Year

   Name                             Number of Shares of      % of Total Options     Exercise      Expiration Date
                                                                 Granted to
                                  Common Stock Underlying   Employees in Fiscal     Price per
                                    Options Granted (1)             Year             Shares

   Marc J. Fratello (2)                    11,111                   11.5             $3.3750        01/16/2011

   Lawrence J. Alves (3)                    2,778                    2.9              1.9710        01/02/2011
                                            2,556                    2.7              3.3750        01/16/2011

   Aria L. Siplin (4)                       1,111                    1.2              1.9710        01/02/2011

   Ira Herman (5)                           4,444                    4.6              1.9710        01/02/2011
                                            3,556                    3.7              3.3750        01/16/2011

   Scott Galloway (6)                       5,555                    5.8              1.9710        01/02/2011
                                            1,333                    1.4              3.3750        01/16/2011

   Richard L. Poggi (7)                     5,556                    5.8              1.9710        01/02/2011
                                            3,111                    3.2              3.3750        01/16/2011

(1) All options granted to the named executive officers were granted in 2001 pursuant to the Stock Option Plan (as defined herein) and are subject to the terms of such plan.

(2)  These options vested on January 16, 2002.

(3) 2,778 of these options will vest by January 2, 2003 and 2,556 of these options will vest by January 16, 2002, as long as the optionee maintains continuous employment with PowerCerv. Mr. Alves' employment terminated in October 2001.

(4) These options will vest on January 2, 2003, as long as the optionee maintains continuous employment with PowerCerv.

(5)  4,444 of these  options  will  vest on  January  2, 2003 and 3,556 of these options  will vest on January 16, 2002,  as long as the optionee  maintains
     continuous   employment  with  PowerCerv.   Mr.  Herman's  employment  with
     PowerCerv terminated as of December 31, 2001.

(6) 5,423 of these options vest on January 2, 2003, 132 of these options vest on July 2, 2001, 111 of these options vest on January 16, 2002 and 1,222 of these options vest on December 16, 2001, as long as the optionee maintains continuous employment with PowerCerv.

(7) 5,556 of these options vest on January 2, 2003 and 3,111 of these options vested on January 16,2002 as long as the optionee maintains continuous employment with PowerCerv.


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2001, and the aggregate value of unexercised options at December 31, 2001, for each of the Named Executive Officers. PowerCerv does not have any outstanding stock appreciation rights.

   Name                      Shares           Number of         Unexercised                          In-the-Money at
                                              Securities                          Unexercised        December
                                              Underlying        Options           Options            31,2001(2)
                             Acquired     on  Value Realized    December 31,      December 31, 2001  Exercisable /
                             Exercise (1)     ($) (2)           2001 Exercisable  Unexercisable      Unexercisable

   Marc J. Fratello                 0                 0             49,074              3,704            $0     $0
   Lawrence J. Alves                0                 0                  0                  0            $0     $0
   Ira Herman                       0                 0             33,259              8,630            $0     $0
   Richard L. Poggi                 0                 0             12,248              9,169            $0     $0
   Scott Galloway                   0                 0             19,455             11,878            $0     $0

(1)  The  closing  price for  PowerCerv's  common  stock as  reported on the OTC
     Market on December 31, 2001 was $0.6400. (2) Value realized is calculated based on the difference between the option exercise price and the closing market price of PowerCerv's common stock on the date of exercise multiplied by the number of shares to which the exercise relates.


Employment Agreements

         Effective April 10, 1997, Marc J. Fratello entered into an employment agreement with PowerCerv. This agreement is for one year plus renewable one-year extensions subject to either PowerCerv's or Mr. Fratello's right of cancellation. This agreement also provides certain piggyback registration rights to Mr. Fratello. In addition, PowerCerv agreed to pay Mr. Fratello 24 months of severance pay at $12,500 per month for a total of $300,000, if his employment is terminated (1) by mutual agreement of Mr. Fratello and PowerCerv, (2) by either party after the agreement's twelve month term has elapsed, (3) by PowerCerv following a disability determination of Mr. Fratello, or following PowerCerv's early termination of the agreement on certain notice or (4) by Mr. Fratello if PowerCerv breaches the agreement, upon certain changes of control of PowerCerv, or following Mr. Fratello's formal notice of termination after April 1998. This agreement also contains a one-year non-compete provision following its expiration or earlier termination. In January 1999, the Compensation Committee established Mr. Fratello's base salary at $250,000, his target annual bonus up to $150,000 and granted him options for 125,000 shares of Common Stock under the Stock Option Plan, which were vested on December 31, 2001. In return for agreeing to stay on with ASA International for one year and for voluntarily relinquishing his employment agreement with PowerCerv, Mr. Fratello will receive from PowerCerv a sum of $75,000 from the proceeds of the transaction with ASA International. Should there be $400,000 or more available for distribution to the PowerCerv stockholders, Mr. Fratello will receive another $25,000.

         Effective April 7, 1998, Ira Herman entered into an employment agreement with PowerCerv. Mr. Herman's employment agreement automatically renewed on April 30, 1999 for a term expiring on December 31, 2000. As of December 31, 2000, Mr. Herman's employment agreement automatically renews for successive one-year terms unless terminated by either party. The agreement provides for an annual base salary of $125,000, subject to review on an annual basis by PowerCerv's Compensation Committee, and an annual target bonus of up to $125,000 based on PowerCerv achieving certain revenue and operating income targets, which are set by PowerCerv's board and certain other subjective criteria. Mr. Herman's employment agreement also provides for the grant of non-qualified options to purchase up to 215,000 shares of PowerCerv's common stock on the effective date of his employment agreement, subject to vesting schedules described in the agreement. In addition, PowerCerv agrees to make a payment to Mr. Herman equal to his annual base salary (payable in twelve monthly installments) and to vest certain stock options as follows: (a) if PowerCerv is merged, consolidated, acquired, sold, liquidated or disposes of substantially all of its business or assets and Mr. Herman is not offered at least a comparable position with similar or better pay, (b) if PowerCev terminates Mr. Herman without cause or (c) if Mr. Herman terminates the agreement because PowerCerv has materially reduced his title or responsibilities, provided that he is not in breach and does not subsequently breach certain provisions of his employment agreement, including a non-compete agreement, which survives for one year following his termination. Mr. Herman's employment agreement expired on its own terms on December 31, 2001.

Compensation of Directors

         Directors who are not employees of PowerCerv were paid $1,000 (except for O. G. Greene who was paid $2,000) for each Board meeting attended, however, the Board voted to suspend payments in October 2001 until further notice. During 2001, O.G. Greene, a non-employee director, also received an option to purchase 1,667 shares of PowerCerv's common stock pursuant to PowerCerv's 1995 Stock Option Plan (the "Stock Option Plan"), which vest ratably over twelve months and have an exercise price equal to the fair market value on the day of grant. All non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of PowerCerv's Board. No director who is an employee of PowerCerv receives separate compensation for services rendered as a director.

         During 2001, John S. McMullen received $4,000 in consulting fees and $12,000 in salary compensation for his role as Vice Chairman.

                              CERTAIN TRANSACTIONS

         Mr. Fratello, the Chairman of PowerCerv, served the board of directors of Software Business Technologies, Inc. ("SBT") from September 1996 to the first quarter of 2000. Mr. Davies, a former PowerCerv director, served as Chairman and Chief Executive Officer of SBT from June 1980 to August 2000. In December 1996, PowerCerv purchased a five-percent ownership interest in SBT for $1.5 million. During 1997, PowerCerv provided approximately $8,300 of technical services to SBT and amended its June 1996 partnering agreement (the "Partnering Agreement") by expanding the OEM license rights for a license fee of $250,000. This 1997 amendment also provided evaluation license rights to other application products of PowerCerv and reduced the total royalties due under the Partnering Agreement to $1.75 million from $2 million. In 1998, PowerCerv further amended its Partnering Agreement, expanding certain rights of SBT, eliminating future royalties, and providing for additional license payments in 1998 totaling $825,000. Also during 1998,PowerCerv received approximately $17,000 in royalty and service payments from SBT under the Partnering Agreement, as amended. Separately, in 1998, PowerCerv expanded its rights to exercise its "put" options on its shares of preferred stock of SBT and exercised its option on 98,232 shares for $500,000. During 1999, PowerCerv further amended the Partnering Agreement by expanding the license rights of SBT for additional license payments of $350,000. PowerCerv exercised its remaining put options on 196,679 shares of SBT preferred stock in June 2000.

                  On March 31, 1999, pursuant to an asset purchase agreement dated March 30, 1999, PowerCerv sold the net assets of its general consulting group and general education group to Digital Fusion, Inc. (formerly known as ROI Consulting, Inc.). Digital Fusion paid part of the purchase price under the asset purchase agreement in the form of a promissory note in the principal amount of $827,500 payable in equal, quarterly installments beginning December 31, 2000 and bearing interest at a rate of 4.56% per year. On March 2, 2000, IBS Interactive, Inc. acquired all of the outstanding capital stock of Digital Fusion pursuant to a merger. During 2001 and 2000, payments to PowerCerv on the note equaled approximately $250,120 and $62,530, respectively. Mr. Crippen, who served as director, Vice Chairman and Chief Technology Officer of PowerCerv from 1992 until his resignation as Vice Chairman and Chief Technology Officer of PowerCerv on March 31, 1999, serves as President and Chief Operating Officer of IBS Interactive. Mr. Crippen remains a director of PowerCerv.

                  On September 30, 1999, PowerCerv entered into an amendment to an OEM Agreement with Digital Fusion, dated March 31, 1999, whereby Digital Fusion is obligated to pay PowerCerv a nonrefundable license fee for the use of certain of PowerCerv's software. The amount of the license fee pursuant to the amendment is $350,000, which is to be paid as follows: $50, 000 on or before November 30, 1999; $10,000 on or before March 31, 2000; $100,000 on or before June 30, 2000 and $100,000 on or before September 30, 2000. On September 29, 2000, PowerCerv entered into a second amendment with Digital Fusion to the OEM Agreement described above whereby Digital Fusion licensed additional software. Pursuant to that second amendment, Digital Fusion shall pay PowerCerv a nonrefundable license fee of $350,000 payable as follows: $140,000 at the time of execution of the amendment, $105,000 by December 31, 2000, and $105,000 by March 31, 2001. The second amendment terminated any further royalty due PowerCerv for the sale of software licensed to Digital Fusion pursuant to the amendment dated September 30, 1999.

                    PROPOSAL THREE - RATIFICATION OF AUDITORS


         The Board of Directors has selected Grant Thornton LLP to audit the financial statements of PowerCerv for the fiscal year ending December 31, 2002. Grant Thornton LLP has served as PowerCerv's independent certified public accountants since September 2000. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.


                             AUDIT COMMITTEE REPORT

         PowerCerv's Audit Committee serves to assist the Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by PowerCerv to the public, PowerCerv's systems of internal controls regarding finance and accounting that management and the Board have established, and PowerCerv's auditing, accounting, and financial reporting processes generally. PowerCerv's management has primary responsibility for preparing PowerCerv's financial statements and its financial reporting process. PowerCerv's independent accountants, Grant Thornton LLP, are responsible for expressing an opinion on the conformity of PowerCerv's audited financial statements to generally accepted accounting principles.

         In this context, the Audit Committee reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements with PowerCerv's management.

     2. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

     3. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP their independence.


                                           Submitted by the Audit Committee


                                           O.G. Greene
                                           John S. McMullen


Audit and Other Fees

         The fees billed to PowerCerv by Grant Thornton LLP for fiscal year 2001 were as follows:

         Audit Fees. Audit fees billed to us by Grant Thornton for its audit of PowerCerv's annual financial statements and its review of PowerCerv's quarterly financial statements was $70,739, of which $53,089 was billed in fiscal year 2001.

         Financial Information Systems Design and Implementation Fees. Grant Thornton LLP did not bill us for any fees related to financial information systems design and implementation.

         All Other Fees. Fees billed to us in 2001 by Grant Thornton LLP for all other non-audit services rendered, including tax related services totaled $37,435.

         The Audit Committee has considered whether the provision of the services included in the category "All Other Fees" is compatible with maintaining the independence of Grant Thornton LLP.

Required Vote; Recommendation of Board of Directors

Ratification of the appointment of PowerCerv's independent auditors requires the affirmative vote of a majority of the votes cast. If the shareholders do not approve the selection of Grant Thornton LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors. Your board of directors unanimously recommends a vote "for" this proposal.

                                  OTHER MATTERS


         The Board of Directors is not aware of any other business that may come before the Annual Meeting. If additional matters properly come before the Annual Meeting, however, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

Proposals of Shareholders for the Next Annual Meeting

         Proposals of shareholders intended for presentation at the 2003 Annual Meeting of Shareholders must be received by PowerCerv on or before ________ __, 2003, in order to be considered for inclusion in PowerCerv's proxy statement and form of proxy for that meeting.


         PowerCerv's Articles of Incorporation also require advance notice to PowerCerv of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of PowerCerv before the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of PowerCerv not less than 60 days before the meeting of shareholders; provided, however, that if less than 70 days' notice before public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.


         In addition to the matters required to be set forth by the rules of the SEC, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (1) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on PowerCerv's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (3) the class and number of shares of PowerCerv that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice and (4) any financial interest of the shareholder in such proposal.


         A shareholder's notice with respect to a director nomination must set forth (1) as to each nominee (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person,
(c) the class and number of shares of PowerCerv that are beneficially owned by such person, (d) all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected), and (2) as to the shareholder providing such notice (a) the name and address, as they appear on the PowerCerv's books, of the shareholder and (b) the class and number of shares of PowerCerv that are beneficially owned by such shareholder on the date of such shareholder notice.


         The complete Articles of Incorporation provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of PowerCerv.


Additional Information

         Copies of PowerCerv's Annual Report of Form 10-KSB for the year ended December 31, 2001, as amended, and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 are being provided to you with this proxy statement. PowerCerv will provide, upon request by a shareholder sent to PowerCerv at 400 North Ashley Drive, Suite 2675, Tampa, FL 33602, copies of the exhibits to the Form 10-KSB and Form 10-QSB for a nominal copying charge.


                                 By Order of the Board of Directors


                                 Aria Siplin, Secretary



Tampa, Florida
October __, 2002

                                   DETACH HERE

                                    POWERCERV

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

         The undersigned hereby appoints MARC J. FRATELLO and ARIA SIPLIN, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of PowerCerv Corporation, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of PowerCerv Corporation, to be held at the principal executive offices of PowerCerv Corporation, 400 N. Ashley Drive, Suite 2675, Tampa, Florida 33602, on _______, ________ __, 2002, at 11:00
      a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

                              --------------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                SEE REVERSE SIDE
                              --------------------

      PLEASE MARK
[ X ]  VOTES AS IN
      THIS EXAMPLE.


THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.



                                     FOR               AGAINST          ABSTAIN

1.    TO APPROVE THE ASSET           |_|                   |_|             |_|
      PURCHASE AGREEMENT



2.    Election of Directors

      NOMINEES: Roy F. Crippen, III, Marc J. Fratello, and O.G. Greene

|_|      FOR ALL NOMINEES

|_|      WITHHOLD FROM ALL NOMINEES

      -------------------------------------------------------------
|_|      FOR ALL NOMINEES EXCEPT AS NOTED ON THE LINE ABOVE




3.    TO RATIFY THE SELECTION        |_|                   |_|             |_|
      OF GRANT THORNTON LLP AS
      INDEPENDENT AUDITORS
      FOR 2002



MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING   |_|

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT       |_|


         The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

         Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.


      PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



      DATED:___________________________________


      -------------------------------------------    --------------------------
      Signature                                      Signature, if held jointly